Exhibit 10.1

Execution Version

CREDIT AGREEMENT

among

ROPER TECHNOLOGIES, INC., as Parent Borrower,

The Foreign Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

MIZUHO BANK, LTD., MUFG BANK, LTD, PNC BANK, NATIONAL ASSOCIATION, TD BANK, N.A., TRUIST BANK and U.S. BANK, NATIONAL ASSOCIATION,

as Documentation Agents,

BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents,

and

JPMORGAN CHASE BANK, N.A., as Administrative Agent

Dated as of July 21, 2022

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION, MIZUHO BANK, LTD., MUFG BANK, LTD, PNC BANK, NATIONAL ASSOCIATION, TD BANK, N.A., TRUIST SECURITIES and U.S. BANK, NATIONAL ASSOCIATION,

as Lead Arrangers

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Bookrunners

i

SCHEDULES:

1.1A	Revolving Commitments and L/C Commitments on Closing Date
3.1	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.14	Subsidiaries
4.16	Environmental Matters
5.2	[Reserved]
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D-1	Form of U.S. Tax Compliance Certificate
D-2	Form of U.S. Tax Compliance Certificate
D-3	Form of U.S. Tax Compliance Certificate
D-4	Form of U.S. Tax Compliance Certificate
E	Form of New Lender Supplement
F	Form of Notice of Conversion/Continuation
G	Form of Joinder Agreement
H	Form of Subsidiary Guarantee

v

CREDIT AGREEMENT (this “Agreement”), dated as of July 21, 2022, among ROPER TECHNOLOGIES, INC. (formerly known as ROPER INDUSTRIES, INC.), a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as defined below), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), MIZUHO BANK, LTD., MUFG BANK, LTD, PNC BANK, NATIONAL ASSOCIATION, TD BANK, N.A., TRUIST BANK and U.S. BANK, NATIONAL ASSOCIATION, as documentation agents (in such capacity, the “Documentation Agents”), BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agents (in such capacity, the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

W I T N E S S E T H :

WHEREAS, the Parent Borrower and certain of its Subsidiaries (as defined below) entered into the Credit Agreement, dated as of September 2, 2020 (as amended by the Amendment dated as of June 2, 2022, and as further amended to the date hereof, the “Existing Credit Agreement”), among the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto, the several banks and other financial institutions or entities party thereto and the agents named therein; and

WHEREAS, the Borrowers (as defined below) are entering into this Agreement in order to refinance the Existing Credit Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition”: any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Parent Borrower or any of its Subsidiaries (i) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as a result of the consummation of the most recent transaction in a series of transactions) at least a majority of the voting power of the outstanding Capital Stock of a Person; provided that, notwithstanding the foregoing, any acquisition of Capital Stock of any Person that, as a result of which, would be accounted for on a consolidated basis with the Parent Borrower and its Subsidiaries in accordance with GAAP shall also constitute an “Acquisition”.

“Adjusted Daily Simple SOFR”: an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as an arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if the controlling Person has the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agent-Related Person”: as defined in Section 9.7.

“Agents”: the collective reference to the Syndication Agents, the Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the then unpaid principal amount of such Lender’s Term Loans and (b) such Lender’s Revolving Commitments then in effect or, if any such Revolving Commitments have been terminated, the amount of such Lender’s relevant Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) for each Type of Loan (other than Incremental Term Loans), the rate per annum set forth under the relevant column heading pursuant to the Pricing Grid and (b) for Incremental Term Loans, such per annum rates as shall be agreed to by the Parent Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Facility Activation Notice.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Assuming Lender”: as defined in Section 2.22(b).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.12.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.12.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the Adjusted Daily Simple SOFR;

(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Parent Borrower, decides in its reasonable good faith discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable good faith discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable good faith discretion that no market practice for the administration of the Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Parent Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate”: with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower DTTP Filing”: an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the relevant Lender to the Parent Borrower and the Administrative Agent.

“Borrowers”: the collective reference to the Parent Borrower and the Foreign Subsidiary Borrowers.

“Borrowing Date”: any Business Day specified by the relevant Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Daily Simple SOFR Loans (solely to the extent applicable after the effectiveness of a Benchmark Replacement or otherwise pursuant to Section 2.12) and any interest rate setting, fundings, disbursements, settlements or payments of any such Daily Simple SOFR Loan, or any other dealings of such Daily Simple SOFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR or any other dealings of such Loans referencing the Adjusted Term SOFR, any such day that is only a U.S. Government Securities Business Day.

“Calculation Date”: (a) three Business Days prior to the last Business Day of each calendar quarter and (b) any other Business Day selected by the Administrative Agent in its discretion.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on December 14, 2018) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (as in effect on December 14, 2018).

“Capital Stock”: any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any equivalent ownership interests in a Person (other than a corporation), any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any warrants, rights or options to purchase any of the foregoing; provided that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is July 21, 2022.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, its Revolving Commitment.

“Commonly Controlled Entity”: any trade or business, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Connection Taxes”: with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Consolidated Total Assets”: at any date, total assets of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, the sum, without duplication, of (i) the aggregate principal amount of all Indebtedness of the Group Members at such date that appears (or is required to appear) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries prepared on a consolidated basis in accordance with GAAP; provided, however, that “Consolidated Total Debt” shall exclude any Indebtedness that has been defeased, discharged and/or redeemed, provided that funds in an amount equal to all such Indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge and/or redemption) have been irrevocably deposited with a trustee or comparable escrow agent for the benefit of the relevant holders of such Indebtedness and (ii) obligations of the Group Members in respect of standby letters of credit backstopping other Indebtedness (it being understood that letters of credit backstopping performance obligations and performance bonds (and other obligations of a like nature) shall not be included in “Consolidated Total Debt”).

“Consolidated Total Revenue”: as of any date, total revenues of the Group Members at such date, determined on a consolidated basis in accordance with GAAP for the Test Period most recently ended prior to such date.

“Consummation Date”: (a) with respect to a single Acquisition, the date on which such Acquisition is consummated and (b) with respect to a series or group of Acquisitions, the date on which the last Acquisition in such series or group of Acquisitions is consummated.

“Continuing Directors”: the directors of the Parent Borrower’s board of directors on the Closing Date and each other director nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Parent Borrower.

“Daily Simple SOFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: as defined in, and to be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: subject to Section 2.21, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Parent Borrower, acting in good faith, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent or the Parent Borrower, as applicable, of such written confirmation in form and substance satisfactory to it and the Administrative Agent (if the party requesting such confirmation is the Parent Borrower), or (d) has become, or its parent has become, the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Designated Letters of Credit”: as defined in Section 3.1(a).

“Determination Date”: each date that is three Business Days after any Calculation Date.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollar Equivalent”: on any date of determination, (a) for the purposes of determining compliance with Section 7 or the existence of an Event of Default under Section 8 (other than for the purpose of determining amounts outstanding hereunder, in which case clause (b) below shall govern), with respect to any amount denominated in a currency other than Dollars, the equivalent in Dollars of such amount, determined in good faith by the Parent Borrower in a manner consistent with the way such amount is or would be reflected on the Parent Borrower’s audited consolidated financial statements for the fiscal year in which such determination is made and (b) with respect to any amount hereunder denominated in any currency other than Dollars, the amount of Dollars that may be purchased with such amount of such currency at the Exchange Rate (determined as of the applicable Determination Date) with respect to such currency on such date.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Group Member directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement entered into or binding on one or more Group Members pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Rate”: on any day, with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., Local Time, on such day on the applicable Reuters World Spot Page. In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent in consultation with the Parent Borrower for such purpose or, at the discretion of the

Administrative Agent in consultation with the Parent Borrower, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 A.M., Local Time, on such day for the purchase of the applicable currency for delivery three Business Days later, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, that are Connection Taxes, (b) in the case of a Lender, U.S. federal and United Kingdom withholding Taxes (excluding (x) the portion of United Kingdom withholding Taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty, and (y) United Kingdom withholding Taxes on payments made by any guarantor under any guarantee of the obligations) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (including, for the avoidance of doubt, United States withholding taxes imposed under Sections 871(a) and 881(a) of the Code with respect to any fees payable under this Agreement) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Administrative Agent’s or such Lender’s failure to comply with Section 2.15(g) and (h), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Extended Termination Date”: as defined in Section 2.22(a).

“Extension Agreement”: as defined in Section 2.22(a).

“Facility”: each of (a) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (b) the Incremental Term Loans (the “Incremental Term Facility”).

“Facility Fee Rate”: as determined pursuant to the Pricing Grid.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation (or official interpretation thereof) adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Federal Reserve Bank of New York’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) as applicable, the last day of the Revolving Commitment Period or the date on which all of the Term Loans or Revolving Commitments under a particular Facility have been paid in full or terminated.

“Fitch”: Fitch Ratings Inc.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans to and all other obligations and liabilities of each Foreign Subsidiary Borrower under the Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of such Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to such Foreign Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Foreign Subsidiary Borrower pursuant to the terms of any of the foregoing agreements).

“Foreign Plan”: each “defined benefit plan” (within the meaning of Section 3(35) of ERISA) that is not subject to Title I of ERISA pursuant to Section 4(b)(4) of ERISA and is not subject to Title IV of ERISA pursuant to Section 4021(b)(7) of ERISA and is maintained or contributed to by any Borrower or any Commonly Controlled Entity.

“Foreign Subsidiary”: any Wholly Owned Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrowers”: any Foreign Subsidiary with respect to which the conditions set forth in Sections 2.19 and 5.3 have been satisfied.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of any financial covenants, standards or terms in this Agreement, then the Parent Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this

Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group Members”: the collective reference to the Parent Borrower and its Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar monetary obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantor”: the Parent Borrower, together with any Subsidiary Guarantor.

“HMRC DT Treaty Passport scheme”: the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Immaterial Subsidiary”: any Subsidiary of the Parent Borrower designated as such by the Parent Borrower that (a) did not, as of the last day of the fiscal quarter of the Parent Borrower most recently ended, have gross assets with a value in excess of 2.5% of Consolidated Total Assets or revenues representing in excess of 2.5% of Consolidated Total Revenue for the four fiscal quarters ended as of such date and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Parent Borrower most recently ended, did not have gross assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of Consolidated Total Revenue for the four fiscal quarters ended as of such date.

“Incremental Amendment”: as defined in Section 2.20(a).

“Incremental Facility Activation Notice”: as defined in Section 2.20(a).

“Incremental Facility Closing Date”: as defined in Section 2.20(a).

“Incremental Term Lenders”: each Lender that holds an Incremental Term Loan.

“Incremental Term Loans”: any Loan made pursuant to Section 2.20(a).

“Incremental Term Maturity Date”: with respect to any Incremental Term Loans to be made pursuant to any Incremental Term Facility Activation Notice, the maturity date specified in such Incremental Term Facility Activation Notice.

“Indebtedness”: of any Person at any date, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable and other accrued obligations arising in the ordinary course of such Person’s business and other than earn-outs or other similar forms of contingent purchase prices), (c) obligations, whether or not assumed, of others secured by Liens on property or assets now or hereafter owned or acquired by such Person, other than Liens permitted under Section 7.3(d), (d) obligations which are evidenced by notes, acceptances, or other similar instruments, (e) Capital Lease Obligations, (f) obligations, contingent or otherwise, with respect to letters of credit or similar arrangements, (g) Off-Balance Sheet Liabilities, (h) Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) for the purposes of Section 8(e) only, obligations in respect of Swap Agreements; provided, however, that “Indebtedness” shall exclude (x) obligations, contingent or otherwise, with respect to bids, trade, forward or futures contracts (other than in respect of borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and appeal bonds and (y) obligations, contingent or otherwise, with respect to letters of credit or similar arrangements in support of obligations described in the immediately preceding clause (x). The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantee Obligations or contingent obligations described above at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last day of each March, June, September and December and the final maturity date of each such Loan, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Term Benchmark borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the final maturity date of each such Loan and (c) with respect to any Daily Simple SOFR Loan (solely to the extent applicable after the effectiveness of a Benchmark Replacement or otherwise pursuant to Section 2.12), (1) each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Revolving Termination Date.

“Interest Period”: with respect to any Term Benchmark borrowing, the period commencing on the date of such borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Parent Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be, (iii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iv) no tenor that has been removed from this definition pursuant to Section 2.12(e) shall be available for specification in such borrowing request or interest election request. For purposes hereof, the date of a borrowing initially shall be the date on which such borrowing is made and, in the case of a Revolving Loan borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such borrowing.

“Issuing Lender”: JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank, National Association, or in each case any affiliate thereof, or any other Lender that agrees to be an Issuing Lender and is reasonably acceptable to the Administrative Agent, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender with respect to the relevant Letter of Credit.

“Judgment Currency”: as defined in 10.16(a).

“Judgment Currency Conversion Date”: as defined in 10.16(a).

“L/C Commitment”: as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit pursuant to Section 3 in an aggregate undrawn, unexpired face amount plus the aggregate unreimbursed drawn amount thereof at any time not to exceed the amount set forth under the heading “L/C Commitment” opposite such Issuing Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Issuing Lender becomes a party hereto (its “Initial L/C Commitment”), in each case, as the same may be changed from time to time pursuant to the terms hereof; provided that the amount of any Issuing Lender’s L/C Commitment may be (i) increased subject only to the consent of such Issuing Lender and the Parent Borrower (and notified to the Administrative Agent) or (ii) decreased, but only to the extent it is not decreased below the Initial L/C Commitment of such Issuing Lender, subject only to the consent of such Issuing Lender and the Parent Borrower (and notified to the Administrative Agent); provided further that in no event shall the aggregate L/C Commitments in effect at any time exceed the L/C Sublimit.

“L/C Sublimit”: $150,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of the Dollar Equivalent of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all Revolving Lenders other than the Issuing Lender.

“Lead Arrangers”: JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association, Mizuho Bank, Ltd., MUFG Bank, Ltd., PNC Bank, National Association, TD Bank, N.A., Truist Securities and U.S. Bank, National Association in their capacity as lead arrangers hereunder.

“Lender Party”: the Administrative Agent, the Issuing Lender or any other Lender.

“Lender-Related Person”: as defined in Section 10.05.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien”: any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement (including any conditional sale or other title retention agreement and any capital lease (determined in accordance with GAAP as in effect on December 14, 2018) having substantially the same economic effect as any of the foregoing), but excluding any licensing of products, services or Intellectual Property in the ordinary course of business and excluding any operating leases (determined in accordance with GAAP as in effect on December 14, 2018).

“LLC”: any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes, each Subsidiary Guarantee and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: collectively, the Borrowers and the Guarantors.

“Local Time”: (a) in the case of Letters of Credit denominated in a currency other than Dollars, such time as the Administrative Agent shall reasonably determine and (b) in all other cases, New York City time.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate amount of the Incremental Term Loans or Revolving Extensions of Credit, as the case may be, outstanding thereunder (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments thereunder, the holders of more than 50% of such Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, operations or financial condition of the Group Members taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights to payment and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, in each case to the extent regulated under any Environmental Law.

“Material Subsidiary”: any Subsidiary of the Parent Borrower that is not an Immaterial Subsidiary.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender Supplement”: a supplement substantially in the form of Exhibit E.

“Non-Consenting Lender”: has the meaning assigned to such term in Section 10.1.

“Non-Excluded Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Non-Extending Lender”: as defined in Section 2.22(b).

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligation Currency”: as defined in 10.16(a).

“Off-Balance Sheet Liabilities”: of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (b) any liability of such Person or any of its Subsidiaries under any so-called “synthetic” lease transaction, or (c) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries but which appears as a footnote in the financial statements.

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurocurrency transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Borrower”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Payment”: as defined in Section 9.11(i).

“Payment Notice”: as defined in Section 9.11(ii).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the table set forth below.

Senior Unsecured Long-Term Debt Rating (Moody’s/S&P/Fitch)	Applicable Margin for Term Benchmark Loans	Applicable Margin for Daily Simple SOFR Loans (solely if applicable after the effectiveness of a Benchmark Replacement or otherwise pursuant to Section 2.12)	Applicable Margin for ABR Loans	Facility Fee Rate
A3/A-/A- or better	0.795%	0.795%	0.000%	0.080%
Baa1/BBB+/BBB+	0.910%	0.910%	0.000%	0.090%
Baa2/BBB/BBB	1.000%	1.000%	0.000%	0.125%
Baa3/BBB-/BBB-	1.100%	1.100%	0.100%	0.150%
Less than Baa3/BBB-/BBB-	1.300%	1.300%	0.300%	0.200%

In the foregoing chart, “Senior Unsecured Long-Term Debt Rating” refers to the rating on the Facilities, or in the absence of such rating, on any other senior unsecured long-term debt of the Parent Borrower. In the case of any “split” rating from Moody’s, S&P and Fitch, the rating will be deemed to be the higher rating of the two highest ratings unless the ratings are two or more levels apart, in which case the rating will be deemed to be one level lower than the highest rating. If the ratings of any of S&P, Moody’s or Fitch changes, the Applicable Margin shall adjust, and such adjustment shall be effective, on the first Business Day following the date on which such change in rating is first publicly announced. If at the Closing Date the Parent Borrower has not received a Senior Unsecured Long-Term Debt Rating from any of S&P, Moody’s and Fitch, then the Applicable Margin shall be based on the “Issuer Rating” from S&P, the “Corporate Family Rating” from Moody’s or the “Issuer Default Rating” from Fitch, as applicable; provided that if the Parent Borrower has not received a Senior Unsecured Long-Term Debt Rating from at least two of S&P, Moody’s and Fitch on the date that is three-months after the Closing Date, the Applicable Margin shall be based on the lowest rating (Less than Baa3/BBB-/BBB-) until such time as a Senior Unsecured Long-Term Debt Rating from at least two of S&P, Moody’s and Fitch has been received.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding”: any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Prohibited Transaction”: has the meaning assigned to such term in Section 406 of ERISA and Section 4975(f) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: the facilities or properties owned, leased or operated by any Group Member.

“QFC”: as the term “qualified financial contract” is defined in, and to be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (2) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Parent Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark Loan, the Adjusted Term SOFR Rate or (ii) with respect to any Daily Simple SOFR Loan, the Adjusted Daily Simple SOFR, as applicable.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the aggregate Revolving Commitments then in effect (or, if the Revolving Commitments have been terminated under any Facility, the sum of (i) the Revolving Commitments then in effect (if any) and (ii) the aggregate amount of the Revolving Extensions of Credit then outstanding) provided, however, that, except as otherwise provided in Section 2.21(b), if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Term Loans and Revolving Commitments of such Lender outstanding or in effect at such time (or, if the Revolving Commitments have been terminated under any Facility, (i) the Revolving Commitments of such Lender then in effect (if any) and (ii) the Revolving Extensions of Credit of such Lender then outstanding).

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 1.3(a).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, executive vice president, chief financial officer, treasurer or controller of the Parent Borrower and any other officer of the Parent Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the Parent Borrower.

“Restricted Payment”: the declaration or payment of any dividend by the Parent Borrower (other than dividends payable solely in common stock of such the Parent Borrower) on, or the making of any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of the Parent Borrower, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or the Incremental Facility Activation Notice pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the aggregate Revolving Commitments is $3,500,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.3(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans and L/C Exposure then outstanding constitutes of the aggregate principal amount of the Revolving Loans and L/C Exposure then outstanding; provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: the later of (a) the fifth anniversary of the Closing Date and (b) for any Lender agreeing to extend its Revolving Termination Date pursuant to Section 2.22, the Extended Termination Date to which the Revolving Termination Date of such Lender has been extended; provided, however, that if such date is not a Business Day, the Revolving Termination Date shall be the next preceding Business Day.

“RIPIC”: RIPIC Equity LLC, a Delaware limited liability company.

“RIPIC Disposition”: the disposition by the Parent Borrower (or one or more Subsidiaries of the Parent Borrower) in a single transaction or series of related transactions to consummate a single larger transaction with such transaction triggered at the time of initial execution of definitive documentation with respect thereto of not less than 51% of the issued and outstanding equity interests of RIPIC and pursuant to which RIPIC and its Subsidiaries shall cease to be Subsidiaries of the Parent Borrower.

“RIPIC Disposition Agreement”: the Equity Purchase Agreement, dated as of May 29, 2022, among RIPIC, CD&R Tree Delaware Holdings, L.P. and the other parties thereto, pursuant to which a Subsidiary of the Parent Borrower agreed to consummate the RIPIC Disposition.

“S&P”: Standard & Poor’s Financial Services LLC.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or the Government of Canada, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or the Government of Canada.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Shareholders’ Equity”: as of any date of determination, consolidated shareholders’ equity of the Parent Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the Federal Reserve Bank of New York’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day”: has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Revolving Lender”: as defined in Section 2.19.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantee”: a Subsidiary Guarantee, substantially in the form of Exhibit H.

“Subsidiary Guarantor”: any Person that becomes a Subsidiary Guarantor pursuant to Section 11.7.

“Successor Borrower”: as defined in 10.6(f).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a “Swap Agreement”.

“Syndication Agents”: as defined in the preamble hereto.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Loan”: a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate.

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans under a particular Facility and made in a particular currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term SOFR Determination Day”: has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m.,

Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term Lenders”: the reference to the Incremental Term Lenders, if any.

“Term Loans”: the reference to the Incremental Term Loans, if any.

“Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period”: the period of four consecutive fiscal quarters of the Parent Borrower.

“Total Capital”: the sum of (i) Shareholders’ Equity plus (ii) Consolidated Total Debt.

“Total Debt to Total Capital Ratio”: as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) Total Capital as of such date.

“Transferee”: any Assignee or Participant.

“Type”: when used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to the Adjusted Term SOFR Rate, the ABR or the Adjusted Daily Simple SOFR (solely to the extent applicable following a Benchmark Replacement or otherwise pursuant to Section 2.12, an Adjusted Daily Simple SOFR Loan).

“UK Borrower”: any Borrower (i) that is organized or formed under the laws of the United Kingdom or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.15(g)(ii)(B).

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Borrower and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein, (ii) any change to, or modification of, GAAP which would require the capitalization of leases characterized as “operating leases” as of December 14, 2018 and (iii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) where applicable, any amount (including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars, be deemed to mean an amount of such currency having a Dollar Equivalent approximately equal to such amount.

(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3    Exchange Rates. Not later than 1:00 P.M., Local Time, on each Calculation Date, the Administrative Agent shall (a) determine the Exchange Rate as of such Calculation Date for each currency other than Dollars in which a Letter of Credit is then outstanding and (b) give notice thereof to the Parent Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

1.4    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

1.6    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1    Procedure for Term Loan Borrowing. Any funding of Incremental Term Loans shall be made pursuant to such procedures as shall be agreed to by the Parent Borrower, the relevant Incremental Term Lenders and the Administrative Agent.

2.2    Repayment of Term Loans. The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly), if any, as specified in the Incremental Facility Activation Notice pursuant to which such Incremental Term Loans were made.

2.3    Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed such Lender’s Revolving Commitment. During the Revolving Commitment Period the relevant Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Term Benchmark Loans, ABR Loans or Daily Simple SOFR Loans (solely following a Benchmark Replacement or otherwise pursuant to Section 2.12), as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Section 2.8. No Revolving Loans shall be made if the Revolving Extensions of Credit would exceed the Revolving Commitment.

(b)    Each Borrower shall repay all outstanding Revolving Loans borrowed by it on the Revolving Termination Date.

(c)    Any Lender may request that Loans made by it be evidenced by a Note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

2.4    Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the relevant Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent (a) in the case of a Term Benchmark borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, (b) in the case of Daily Simple SOFR Loans (solely following a Benchmark Replacement or otherwise pursuant to Section 2.12), not later than 11:00 a.m., New York City time, five U.S. Government Securities Business Days prior to the requested Borrowing Date or (c) in the case of an ABR borrowing, not later than 11:00 a.m., New York City time, on the requested Borrowing Date specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Period therefor and the details of the account to which funds are to be paid. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Term Benchmark Loans or Daily Simple SOFR Loans (solely to the extent applicable after the effectiveness of a Benchmark Replacement or otherwise pursuant to Section 2.12), $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Revolving Lender thereof. Each relevant Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to (a) in the case of Term Benchmark Loans, 1:00 P.M., Local Time and (b) in the case of ABR Loans, 4:00 P.M., Local Time, in each case on the Borrowing Date requested by the relevant Borrower in funds immediately available to the Administrative Agent; provided that any Revolving Lender may make any Revolving Loan to any Foreign Subsidiary Borrower by causing any domestic or foreign branch or affiliate of such Revolving Lender to make such Revolving Loan. Such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders.

2.5    Facility Fees, etc. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Facility Fee Rate on the Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b)    The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6    Termination or Reduction of Commitments. The Parent Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the aggregate Revolving Extensions of Credit would exceed the aggregate Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the relevant Revolving Commitments then in effect.

2.7    Optional Prepayments. The relevant Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Administrative Agent no later than 11:00 A.M., Local Time, three Business Days prior thereto, in the case of Term Benchmark Loans or Daily Simple SOFR Loans (solely following a Benchmark Replacement or otherwise pursuant to Section 2.12), and no later than 11:00 A.M., Local Time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans or ABR Loans; provided that if such notice is given in connection with a conditional notice of termination of the Revolving Commitments and a refinancing of all Loans outstanding hereunder, such notice may be conditional on the effectiveness of the replacement credit agreement or other similar document and may be revoked by the Parent Borrower if such condition is not satisfied, subject to Section 2.16; provided further that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given and not revoked as provided in the preceding sentence, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.8    Conversion and Continuation Options. (a) The Parent Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. The Parent Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)    Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable written notice to the Administrative Agent substantially in the form of Exhibit F and in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the relevant Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall (i) in the case of Term Benchmark Loans, be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (ii) otherwise, where the relevant Borrower has failed to give a notice of continuation by 11:00 A.M. Local Time three Business Days prior to the end of the expiring Interest Period, be automatically continued as a Term Benchmark Loan with an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.9    Limitations on Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Term Benchmark Tranches shall be outstanding at any one time.

2.10    Interest Rates and Payment Dates. (a) (i) Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate determined for such day plus the Applicable Margin and (ii) each Daily Simple SOFR Loan (solely to the extent applicable following a Benchmark Replacement or otherwise pursuant to Section 2.12) shall bear interest for each during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Margin.

(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)    (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% per annum, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% per annum (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2% per annum), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)    If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Banks but excluding requirements reflected in the Term Benchmark Reserve Requirements) in respect of any of such Lender’s Term Benchmark Loans in any currency other than Dollars, such Lender may require the Parent Borrower to pay, contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(e)    Any additional interest owed pursuant to paragraph (d) above shall be determined by the Administrative Agent and notified to the Parent Borrower in the form of a certificate setting forth such additional interest at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Parent Borrower by the Administrative Agent shall be payable to the Administrative Agent for the account of the respective Lender on each date on which interest is payable for such Loan.

(f)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.11    Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and Loans denominated in Sterling, the interest thereon shall be calculated on the basis of a 365-(or 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of each determination of a Adjusted Term SOFR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Term Benchmark Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

2.12    Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.12, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest election request in accordance with the terms of Section 2.08 or a new borrowing request in accordance with the terms of Section 2.04, any interest election request that requests the conversion of any Revolving Loan borrowing to, or continuation of any Revolving Loan borrowing as, a Term Benchmark borrowing and any borrowing request that requests a Term Benchmark Revolving Loan borrowing shall instead be deemed to be an interest election request or a borrowing request for an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.12(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of borrowing, then all other Types of borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Parent Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.12(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Parent Borrower delivers a new interest election request in accordance with the terms of Section 2.08 or a new borrowing request in accordance with the terms of Section 2.04, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.12(a)(i) or (ii) above, on such day.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.12), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (i) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Parent Borrower may revoke any request for a Term Benchmark borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Parent Borrower will be deemed to have converted any request for a Term Benchmark borrowing into a request for a borrowing of or conversion to an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.12, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

2.13    Pro Rata Treatment and Payments. (a) Each borrowing by any Borrower from the Lenders hereunder, each payment by any Borrower on account of any facility fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b)    Each payment by any Borrower on account of principal of and interest on the Revolving Loans under a particular Facility shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders under such Facility.

(c)    All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (or, in the case of Dollar-denominated Loans, if greater, the Federal Funds Effective Rate), for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the relevant Borrower.

(e)    Unless the Administrative Agent shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by the relevant Borrower hereunder that the relevant Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing in this Section 2.13(e) shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.14    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (but excluding any expected adoption or change in any Requirement of Law reasonably contemplated by any Lender, Participant or Assignee, based upon the conditions applicable on the Closing Date (in the case of the initial Lenders) or on the date such Participant or Assignee first acquires rights under this Agreement):

(i)    shall subject any Lender to any Taxes (other than Non-Excluded Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    shall impose, modify or hold applicable any new reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted Term SOFR Rate or otherwise assessed pursuant to Section 2.10(d); or

(iii)    shall impose on such Lender any other new condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly certify in writing to the relevant Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written certification therefor, the Parent Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(d)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the relevant Borrower (with a copy to the Administrative Agent) shall be presumed correct, subject to evidence to the contrary. Notwithstanding anything to the contrary in this Section, no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the relevant Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15    Taxes. (a)    For purposes of this Section, the term “applicable law” includes “FATCA.”

(b)    All payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by such Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable shall be increased by such Loan Party as necessary so that, after such deduction or withholding has been made (including any such deductions and withholdings applicable to additional sums payable under this Section 2.15), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.

(c)    In addition, the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(d)    As promptly as possible after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall send to the Administrative Agent for its own account as well as for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party or other evidence reasonably satisfactory to the Administrative Agent showing payment thereof.

(e)    The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, as promptly as possible but in no event later than 30 days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(f)    Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes that are Non-Excluded Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(g)

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to any Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Additional United Kingdom Withholding Tax Matters.

(i)    Subject to (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii)    (A) A Lender on the Closing Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent; and

(B) a Lender which becomes a Lender hereunder after the Closing Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent, and

(C) Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (h)(i) above.

(iii)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii) above, the UK Borrower(s) shall make a Borrower DTTP filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A) each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B) each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;

and in each case, such UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (h)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v)    Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)    Each Lender shall notify the Parent Borrower and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any U.K. Borrower hereunder.

(i)    If any party determines, in its sole discretion, exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified by any party pursuant to this Section 2.15 (including by payment of additional amounts pursuant to this Section 2.15), it shall promptly pay over such refund or the amount of such credit to such indemnifying party (but only to the extent of indemnity payments made, under this Section 2.15 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event the indemnified party is required to repay such refund or the amount of such credit to such Governmental Authority. This paragraph shall not be construed to require such indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to such indemnifying party or any other Person.

(j)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16    Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Term Benchmark Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement (unless such notice shall have been revoked in accordance with the provisions of this Agreement) or (c) the making of a prepayment of Term Benchmark Loans on a day that is not the last day of an Interest Period with respect to the relevant Term Benchmark Loans. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment, creation or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15(b) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender exercised in good faith, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.14 or 2.15(b).

2.18    Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15(b), (b) becomes a Defaulting Lender or (c) is a Specified Revolving Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of clause (a) above, prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or

2.15(b), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the relevant Borrowers shall be liable to such replaced Lender under Section 2.16 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to in Section 10.6(b)(ii)(B)), (viii) in the case of clause (a) above, until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(b), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

2.19    Foreign Subsidiary Borrowers. The Parent Borrower may at any time, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), add as a party to this Agreement any Foreign Subsidiary to be a Foreign Subsidiary Borrower upon satisfaction of the conditions specified in Section 5.3, in which case such Subsidiary shall for all purposes be a party hereto as a Foreign Subsidiary Borrower as fully as if it had executed and delivered this Agreement. The Administrative Agent shall notify the Revolving Lenders at least 5 Business Days prior to granting such consent, and shall withhold such consent if any such Lender (a “Specified Revolving Lender”) notifies the Administrative Agent within 5 Business Days (or such longer time period as the Administrative Agent and the Parent Borrower may reasonably agree) that it is not permitted by applicable Requirements of Law (including any requirements of the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations, anti-money laundering requirements, Sanctions and local approvals) or internal policy to make Loans to the relevant Foreign Subsidiary. So long as the principal of and interest on any Loans made to any Foreign Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Foreign Subsidiary Borrower under this Agreement shall have been fully performed, the Parent Borrower may, by not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the relevant Lenders thereof), terminate such Subsidiary’s status as a “Foreign Subsidiary Borrower”.

2.20    Incremental Credit Extensions. (a) The Parent Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (x) one or more tranches of term loans (the “Incremental Term Loans”) or (y) one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”), provided that (i) both at the time of any such request and after giving effect to the effectiveness of any Incremental Amendment referred to below (including, in the case of any Incremental Term Loan, after giving effect thereto), no Default or Event of Default shall exist and (ii) the Parent Borrower shall be in compliance with the covenant set forth in Section 7.1 determined on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder, in each case, as if such Incremental Term Loans or Revolving Commitment Increases, as applicable, had been outstanding on the last day of such fiscal quarter for testing compliance therewith and after giving effect to the intended use of proceeds thereof. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if (x) such amount represents all remaining availability under the limit set forth in the next sentence or (y) if otherwise agreed to by the Administrative Agent). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving

Commitment Increases shall not exceed $500,000,000. The Incremental Term Loans shall rank pari passu in right of payment with the Revolving Loans. Each notice (each, an “Incremental Facility Activation Notice”) from the Parent Borrower pursuant to this Section 2.20, which shall be in form reasonably satisfactory to the Administrative Agent, shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases, including, in the case of Incremental Term Loans, (i) the applicable Incremental Term Maturity Date, (ii) the amortization schedule, if any, for such Incremental Term Loans, (iii) the Applicable Margin for such Incremental Term Loans and (iv) the proposed original issue discount applicable to such Incremental Term Loans, if any. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.6 for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed (in the case of such amendment to this Agreement) by the Parent Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. Any Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the (i) execution of a New Lender Supplement by each Lender not previously party to this Agreement, and (ii) satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2 and, if applicable Section 5.3 (it being understood that all references to “the date of such extension of credit” or similar language in such Section 5.2 and, if applicable, Section 5.3, shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Parent Borrower may use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases unless it so agrees. Upon each increase in the Revolving Commitments, if any, pursuant to this Section, (a) each Lender with a Revolving Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender with a Revolving Commitment (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of all Lenders with Revolving Commitments represented by such Lender’s Revolving Commitment and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)    This Section 2.20 shall supersede any provisions in Section 10.1 to the contrary.

2.21    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, in each case to the extent permitted by applicable law:

(a)    facility fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b)    the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)    if such Defaulting Lender is a Revolving Lender and any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent (i) such reallocation does not cause the Revolving Extensions of Credit of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment and (ii) the sum of all Revolving Extensions of Credit of the Revolving Lenders that are not Defaulting Lenders plus such Defaulting Lender’s L/C Exposure does not exceed the total of all Revolving Commitments of all non-Defaulting Lenders that are Revolving Lenders;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii)    if the Parent Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)    if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)    if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d)    if such Defaulting Lender is a Revolving Lender, so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the related exposure and such Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders that are Revolving Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Parent Borrower and the Issuing Lender each agrees that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.22    Extension Option.

(a)    The Parent Borrower may request an extension of the Revolving Termination Date then in effect hereunder (the “Existing Revolving Termination Date”) for additional one year periods (each, an “Extended Termination Date”); provided that (i) the Parent Borrower (A) provides written notice requesting the extension to the Administrative Agent not less than 30 days nor more than 60 days prior to any anniversary of the Closing Date and (B) delivers to the Administrative Agent a certificate signed by a duly authorized officer certifying a copy of the resolutions of each Loan Party’s board of directors (or other applicable governing body) approving the Extended Termination Date, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) no more than two extension requests shall be made and (iv) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except any representation and warranty that is qualified by “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of such date as if made on and as of such date; provided that to the extent such representations and warranties refer specifically to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date. The Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will respond to such request, whether affirmatively or negatively, as it may elect in its sole discretion, within ten Business Days of such notice to the Administrative Agent. If a Lender does not respond to such request within such ten Business Day period, such Lender shall be deemed to have rejected such request. The Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an amendment agreement in the form and substance reasonably acceptable to the Administrative Agent and the Parent Borrower (the “Extension Agreement”) duly completed and signed by the Parent Borrower, the Administrative Agent and all of the Lenders which have responded affirmatively. No extension of the Commitments pursuant to this Section 2.22(a) shall be legally binding on any party hereto unless and until Lenders holding more than 50% of the aggregate amount of the Commitments have agreed to such extension.

(b)    If any Lender rejects, or is deemed to have rejected, the Parent Borrower’s request to extend its Commitment (each, a “Non-Extending Lender”), (x) this Agreement shall terminate on the applicable Existing Revolving Termination Date with respect to such Non-Extending Lender (provided that such Non-Extending Lender’s rights under Sections 2.15 and 10.5 and obligations under Section 10.14 shall survive the applicable Existing Revolving Termination Date, as to matters occurring prior to such date), (y) the Parent Borrower shall pay to such Lender on the applicable Existing Revolving

Termination Date any amounts due and payable hereunder to such Lender on such date and (z) the Parent Borrower may, if it so elects, designate a Person to become a Lender (provided that such Person is acceptable to the Administrative Agent in its reasonable discretion), or agree with an existing Lender that such Lender’s Commitment shall be increased (each, an “Assuming Lender”), in each case to assume, effective as of the applicable Existing Revolving Termination Date, any Non-Extending Lenders’ Commitments and all of the obligations of such Non-Extending Lenders under this Agreement thereafter arising relating to such Commitments, without recourse to or warranty by, or expense to such Non-Extending Lenders; provided that any such designation or agreement may not increase the aggregate amount of the Commitments under this Facility. The assumptions provided for in this Section 2.22(b) shall be subject to the conditions that:

(i)    the Assuming Lenders shall have paid to the Non-Extending Lenders the aggregate principal amount of, and any interest and fees accrued and unpaid up to but excluding the applicable Existing Revolving Termination Date, on the outstanding Loans, if any, of the Non-Extending Lenders under their respective Commitments being assumed;

(ii)    all additional costs, reimbursements, expense reimbursements and indemnities due and payable to the Non-Extending Lenders in respect of such Commitments shall have been paid by the Parent Borrower; and

(iii)    with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.7(a) for such assignment shall have been paid by the Assuming Lender (or, if it has been so agreed, by the Parent Borrower);

On or prior to the applicable Existing Revolving Termination Date, (A) each Assuming Lender that is not an existing Lender shall have delivered to the Parent Borrower and the Administrative Agent an Assignment and Acceptance or such other agreement acceptable to the Parent Borrower and the Administrative Agent and (B) any existing Lender assuming any Commitments shall have delivered confirmation in writing satisfactory to the Parent Borrower and the Administrative Agent as to the increase in the amount of its Commitment. Upon execution and delivery of the documentation pursuant to the foregoing clauses (A) and (B) and the Extension Agreement pursuant to Section 2.22(a), the payment of all amounts referred to in clauses (i) through (iii) of this Section 2.22(b), and subject to the requirements of the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations with respect to Assuming Lenders that are not existing Lenders, the Assuming Lenders, as of the applicable Existing Revolving Termination Date, will be substituted for the Non-Extending Lenders under this Agreement to the extent of their assumed Commitments and shall be Lenders for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of the Non-Extending Lenders to such extent hereunder shall, by the provisions hereof, be released and discharged.

(c)    Effective as of each applicable Existing Revolving Termination Date, (i) the L/C Exposure of each applicable Non-Extending Lender shall be ratably reallocated, to the extent of the unused Revolving Commitments of the extending Revolving Lenders (including, for the avoidance of doubt, any Assuming Lenders), to such extending Revolving Lenders (without regard to whether the conditions set forth in Section 5.2 can then be satisfied) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Parent Borrower shall cash collateralize the balance of such L/C Exposure in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding. A Revolving Termination Date, as such term is used in reference to an outstanding Letter of Credit, may not be extended without the prior written consent of the applicable Issuing Lender.

(d)    This Section 2.22 shall supersede any provisions in Section 10.1 to the contrary.

SECTION 3.    LETTERS OF CREDIT

3.1    L/C Commitment. (a) As of the Closing Date, the letters of credit listed on Schedule 3.1 shall be deemed to have been issued hereunder and be deemed to be Letters of Credit for all purposes hereunder. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Parent Borrower or, subject to Section 3.2, any Subsidiary on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Dollar Equivalent of the L/C Obligations of such Issuing Lender would exceed the L/C Commitment of such Issuing Lender then in effect, (ii) the Dollar Equivalent of the L/C Obligations (as determined by the Administrative Agent) would exceed the L/C Sublimit or (iii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) provide for payment of drawings in Dollars or in a foreign currency reasonably acceptable to the Administrative Agent and the applicable Issuing Lender, and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance, or such longer annual periods as the Issuing Lender may agree, and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a term described in clause (x) above may provide for the renewal thereof for additional annual periods (which shall in no event extend beyond the date referred to in clause (y) above). Notwithstanding the foregoing, the Issuing Lender, in its sole discretion, may issue one or more Letters of Credit, each with an expiration date extending beyond the Revolving Termination Date (each a “Designated Letter of Credit” and, collectively, the “Designated Letters of Credit”); provided that on or before the date that is 120 days prior to the Revolving Termination Date, to the extent that any Designated Letter of Credit remains outstanding, the applicable Borrower shall cash collateralize the aggregate then undrawn and unexpired amount of all Designated Letters of Credit outstanding at such time in accordance with the provisions of Section 8. In the event that the applicable Borrower fails to cash collateralize the outstanding Designated Letters of Credit by the date that is 90 days prior to the Revolving Termination Date, each such outstanding Designated Letter of Credit shall automatically be deemed drawn in full and such Borrower shall be deemed to have requested a Revolving Loan to be funded by the Lenders on the date that is 90 days prior to the Revolving Termination Date to reimburse such drawing (with the proceeds of such Revolving Loan being used to cash collateralize outstanding Designated Letters of Credit as set forth above). Subject to Section 2.3 and Section 5.2 hereof, the funding by a Lender of its pro rata share of such Revolving Loan to cash collateralize the outstanding Designated Letters of Credit on the Revolving Termination Date shall be deemed payment by such Lender in respect of its participation in each such Designated Letter of Credit.

(b)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2    Procedure for Issuance of Letter of Credit. The Parent Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Parent Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). Any Subsidiary of the Parent Borrower may request the issuance of a Letter of Credit on the same terms as the Parent Borrower is entitled to do so, in which case the Parent Borrower shall be unconditionally liable in respect thereof in accordance with the provisions of this Section 3 whether or not the Parent Borrower authorized such Subsidiary to request such Letter of Credit.

3.3    Fees and Other Charges. (a) The Parent Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Parent Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)    In addition to the foregoing fees, the Parent Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c)    Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fees payable on any Letter of Credit denominated in a foreign currency in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in foreign currency into an amount of Dollars based upon the relevant Exchange Rate in effect for such day. The Issuing Lender agrees to notify the Administrative Agent of the average daily outstanding amount of any Letter of Credit denominated in a foreign currency for any period in respect of which fees are payable and, upon request by the Administrative Agent, for any other date or period. For all purposes of this Agreement, determinations by the Administrative Agent of the Dollar Equivalent of any amount expressed in a foreign currency shall be made on the basis of Exchange Rates reset monthly (or on such other periodic basis as shall be selected by the Administrative Agent in its sole discretion) and shall in each case be conclusive absent manifest error.

3.4    L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Parent Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (which obligations shall be expressed in Dollars at the Exchange Rate on the date of payment by the Issuing Lender of such draft under any Letter of Credit). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C

Participant may have against the Issuing Lender, the Parent Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower, (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)    If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due (which shall be on the date of demand by the relevant Issuing Lender so long as such demand is made on or before 3:00 P.M. New York City time, otherwise on the next Business Day), such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Parent Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5    Reimbursement Obligation of the Parent Borrower. (a) If any draft is paid under any Letter of Credit, the Parent Borrower shall reimburse the Issuing Lender for the amount of (x) the draft so paid and (y) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, Local Time, on (i) the Business Day that the Parent Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., Local Time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Parent Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x), in the case of Dollar-denominated Letters of Credit including those converted pursuant to Section 3.5(b) hereof (1) until the Business Day next succeeding the date of the relevant notice, Section 2.10(b) and (2) thereafter, Section 2.10(c) and (y) in the case of foreign currency-denominated Letters of Credit, the rate which would reasonably and customarily be charged by the Issuing Lender on outstanding loans denominated in the relevant foreign currency plus, from and after the Business Day next succeeding the date of the relevant notice, 2%.

(b)    Notwithstanding anything to the contrary contained in this Section 3, prior to demanding any reimbursement from any L/C Participant in respect of any Letter of Credit denominated in a foreign currency, the Issuing Lender shall convert the amount of the Parent Borrower’s obligation under Section 3.5 to reimburse the Issuing Lender in such foreign currency into an obligation to reimburse the Issuing Lender (and, in turn, the L/C Participants) in Dollars. The amount of any such converted obligation shall be computed based upon the relevant Exchange Rate (as quoted by the Administrative Agent to the Issuing Lender) in effect for the day on which such conversion occurs.

3.6    Obligations Absolute. The Parent Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Parent Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Parent Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Parent Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Parent Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Parent Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Parent Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Parent Borrower and shall not result in any liability of the Issuing Lender to the Parent Borrower.

3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Parent Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Parent Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section  3 shall apply.

3.9    Cash Collateralization of Letters of Credit. If on any date the Administrative Agent shall notify the Parent Borrower that, by virtue of any change in the Exchange Rate of any foreign currency in which a Letter of Credit is denominated, the Dollar Equivalent of the L/C Obligations would exceed 105% of the L/C Sublimit, then, within three Business Days after the date of such notice, the Parent Borrower shall arrange to cash collateralize (in the manner set forth in Section 8) outstanding Letters of Credit to the extent necessary to eliminate such excess.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent Borrower hereby represents and warrants on behalf of itself and its Subsidiaries to the Administrative Agent and each Lender that:

4.1    Financial Condition. The audited consolidated balance sheets of the Parent Borrower as at December 31, 2021, and the related consolidated statements of income and of cash flows for the year ended December 31, 2021, accompanied by an unqualified report from PricewaterhouseCoopers LLP, fairly present the consolidated financial condition of the Parent Borrower, as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended. The unaudited consolidated balance sheet of the Parent Borrower as at March 31, 2022, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Parent Borrower, as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), subject, in the case of the quarterly financial statements referred to in the preceding sentence, to the normal year-end audit adjustments and the absence of footnotes.

4.2    No Change. Since December 31, 2021 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3    Existence; Compliance with Law. (a) The Parent Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply with clauses (iii) and (iv) above could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Each Group Member (other than the Parent Borrower) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply with clauses (i) through (iv) above could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

4.6    Litigation. Except as otherwise disclosed on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7    Ownership of Property. Each Group Member has good title to, or a valid leasehold interest in, all its real and personal property material to its business, in each case except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

4.8    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property to the extent necessary and material for the conduct of the business of the Group Members, taken as a whole, as currently conducted. No claim by any Person has been asserted in writing and is pending that challenges or questions the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Parent Borrower know of any valid basis for any such claim, except as could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except as could not reasonably be expected to have a Material Adverse Effect.

4.9    Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material income tax returns that are required to be filed and has paid all Federal, state and other material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed, and, to the knowledge of the Parent Borrower, no material claim is being asserted, with respect to any such material tax, fee or other charge, except in each case as could not reasonably be expected to have a Material Adverse Effect.

4.10    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used in violation of the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.11    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group

Member pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.12    ERISA; Employee Benefit plans. (a) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: during the five-year period prior to the date on which this representation is made or deemed made, (i) neither a Reportable Event nor a non-exempt Prohibited Transaction has occurred with respect to any Plan; (ii) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (iii) no Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (iv) there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan; (v) no termination of a Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, and (vi) there has been no determination that any Plan is, or is expected to be, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA. The present value of all accrued benefits under each Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits (determined in both cases using the assumptions applicable thereto promulgated under Section 430 of the Code) in an amount that, in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect, neither the Parent Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, and neither the Parent Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the Parent Borrower nor any Commonly Controlled Entity has received a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

(b)    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Plan is in compliance (A) with all provisions of applicable law and all applicable regulations and published interpretations thereunder with respect to such Foreign Plan and (B) with the terms of such plan or arrangement. The accrued benefit obligations of each Foreign Plan (based on the assumptions used to fund such Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan in an amount that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.13    Investment Company Act; Other Regulations. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.14    Subsidiaries. Schedule 4.14 sets forth, as of the Closing Date, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned directly or indirectly by the Parent Borrower.

4.15    Use of Proceeds. The proceeds of the Revolving Loans and the Letters of Credit shall be used to refinance indebtedness under the Existing Credit Agreement and for other general corporate purposes of the Parent Borrower and its Subsidiaries (including acquisitions).

4.16    Environmental Matters. Except as disclosed on Schedule 4.16 or as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Group Member: (a) is not in compliance with applicable Environmental Laws; (b) has any Environmental Liability; (c) has received written notice of any claim with respect to any Environmental Liability; or (d) knows of any facts or circumstances that could reasonably be expected to result in any Environmental Liability of or affecting any Group Member.

4.17    Accuracy of Information, etc.

(a)    No statement or information (other than any financial projections, any other forward-looking information and any information of a general economic or industry nature) contained in this Agreement, any other Loan Document or any other document, certificate or writing furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such document, certificate or writing was so furnished, when taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being understood that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.

(b)    As of the Closing Date, to the best knowledge of the Parent Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

4.18    Anti-Corruption Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and appointed agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Parent Borrower, its employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Borrower, any appointed agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.19    EEA Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 5.    CONDITIONS PRECEDENT

5.1    Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver by the Required Lenders of the following conditions precedent:

(a)    Credit Agreement. The Administrative Agent shall have received this Agreement or, in the case of the Lenders, a signature page to this Agreement (either originals or telecopies), executed and delivered by the Administrative Agent, the Parent Borrower and each Person listed on Schedule 1.1.

(b)    [Reserved].

(c)    Fees and Expenses. All fees and, to the extent invoiced in reasonable detail, expenses of the Administrative Agent (including fees owed to the Lenders, the Lead Arrangers and the Agents), subject to Section 10.5(a), required to be paid on or before the Closing Date in connection with the Facilities shall have been paid for by the Parent Borrower or shall be paid by the Parent Borrower simultaneously with the initial funding of the Facilities.

(d)    Existing Indebtedness. The Administrative Agent shall have received satisfactory evidence that the commitments under the Existing Credit Agreement have been terminated and all amounts owing thereunder (other than any contingent indemnification obligations) shall have been paid in full.

(e)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization, in each case to the extent applicable in such jurisdiction of organization.

(f)    Legal Opinion. The Administrative Agent shall have received the executed legal opinions of McGuireWoods LLP, New York counsel to the Group Members, in form and substance reasonably satisfactory to the Administrative Agent.

(g)    Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Parent Borrower, dated the Closing Date, certifying that the conditions set forth in Section 5.2 have been satisfied on the Closing Date after giving effect to the Loans to be made on the Closing Date.

(h)    (i) The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrowers at least 10 days prior to the Closing Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Parent Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than, in the case of any extension of credit following the Closing Date, the representations and warranties set forth in Section 4.2 and Section 4.6) shall be true and correct in all material respects (except any representation and warranty that is qualified by “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of such date as if made on and as of such date; provided that to the extent such representations and warranties refer specifically to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)    [Reserved].

Each borrowing by and issuance, amendment, renewal or extension of a Letter of Credit on behalf of the Parent Borrower or any Subsidiary hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3    Initial Loan to Each Foreign Subsidiary Borrower. No Lender shall be required to make any Loans to any Foreign Subsidiary Borrower unless the Administrative Agent has received:

(a)    a Joinder Agreement, substantially in the form of Exhibit G, executed and delivered by such Borrower;

(b)    a certificate of such Borrower, substantially in the form of Exhibit B, with appropriate insertions and attachments; and

(c)    the legal opinion of counsel to such Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.    AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall and shall cause each of its Subsidiaries to:

6.1    Financial Statements. Furnish to the Administrative Agent (for onward distribution to the Lenders):

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, subject, in the case of the financial statements referred to in clause (b) above, to normal year-end audit adjustments and the absence of footnotes.

6.2    Certificates; Other Information. Furnish to the Administrative Agent (for onward distribution to the Lenders) or, in the case of clause (e), to the relevant Lender:

(a)    concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate (which certificate may be limited to the extent required by accounting rules or guidelines) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.1 as of the last day of the fiscal year so reported, except as specified in such certificate;

(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1, a Compliance Certificate executed by a Responsible Officer and including all information and calculations necessary for determining compliance by each Group Member with the provisions of Section 7.1 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Parent Borrower, as the case may be;

(c)    as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Parent Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections were prepared in good faith on assumptions believed by management of the Parent Borrower to be reasonable at the time made (it being understood that access to any Projections shall be subject to customary restrictions on use of material nonpublic information);

(d)    within five Business Days after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC;

(e)    promptly, such additional financial and other information as any Lender may from time to time reasonably request; and

(f)    promptly, if applicable, any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at www.ropertech.com or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that (A) the Parent Borrower shall provide written notice to the Administrative Agent in each case that such electronic delivery has occurred and (B) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent (for delivery to any Lender that requests the Parent Borrower to deliver such paper copies) upon a written request to deliver paper copies given by the Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance the Parent Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.3    Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) where the failure to so pay, discharge or otherwise satisfy such taxes could not reasonably be expected to have a Material Adverse Effect.

6.4    Maintenance of Existence; Compliance. (a)    (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b)    comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and appointed agents with Anti-Corruption Laws and applicable Sanctions.

6.5    Maintenance of Property; Insurance. (a) Keep and maintain all property material to the conduct in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives of the Administrative Agent and each Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during any Business Day following reasonable written notice to the Parent Borrower; provided that no Lender may make any such inspection more often than once in any calendar year unless an Event of Default is in existence (in which case such inspections may occur as often and at such times as such Lender reasonably determines) and any such inspection made when no Event of Default is in existence shall be at the expense of such Lender, and (c) permit representatives of the Administrative Agent and each Lender to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (with representatives of the Group Members having the opportunity to be present).

6.7    Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)    the occurrence of any Default or Event of Default; and

(b)    any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8    Environmental Laws. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, comply with and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

SECTION 7.    NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1    Financial Condition Covenant. Permit the Total Debt to Total Capital Ratio as at the last day of any Test Period to exceed 0.65 to 1.00.

7.2    Indebtedness. Permit any Subsidiary that is not a Subsidiary Guarantor to create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Foreign Subsidiary Borrower pursuant to any Loan Document;

(b)    Indebtedness of any Subsidiary to any other Group Member;

(c)    Guarantee Obligations incurred in the ordinary course of business by any Subsidiary of obligations of any Wholly Owned Subsidiary;

(d)    Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity, or increasing the principal amount, thereof), in an aggregate amount outstanding not to exceed $20,000,000;

(e)    Indebtedness in respect of Capital Lease Obligations and purchase money obligations to finance the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets and any refinancings, refundings, renewals or extensions thereof (without increasing the amount thereof); provided that, at the times of incurrence of any Indebtedness pursuant to this paragraph (e), after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this paragraph (e) shall not exceed $100,000,000;

(f)    Indebtedness of any Person that becomes a Subsidiary after the date hereof and any refinancings, refundings, renewals or extensions thereof without increasing the amount thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $250,000,000 at any time outstanding;

(g)    in addition to Indebtedness otherwise expressly permitted by the preceding paragraphs (a) through (g) of this Section 7.2, other Indebtedness of any Subsidiary; provided that (x) no Event of Default shall be in existence or result therefrom (including, on a pro forma basis, pursuant to Section 7.1) and (y) at the time of incurrence of any Indebtedness pursuant to this paragraph (g), after giving effect thereto, the sum, without duplication, of (i) the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this paragraph (g) and (ii) the aggregate outstanding principal amount of all Indebtedness secured by a Lien incurred pursuant to Section 7.3(j) shall not exceed 5% of Consolidated Total Assets determined as of the last day of the most recent fiscal quarter for which the relevant financial information is available;

(h)    Indebtedness of RIPIC and its direct and indirect Subsidiaries incurred in connection with the RIPIC Disposition in an aggregate amount outstanding not to exceed $2,500,000,000; provided that (i) the RIPIC Disposition is consummated no later than three (3) Business Days following the incurrence of such Indebtedness, (ii) such Indebtedness is not guaranteed by the Parent Borrower or any of its Subsidiaries (other than, prior to the consummation of the RIPIC Disposition, RIPIC and its direct and indirect Subsidiaries) and (iii) the Parent Borrower (or one or more Subsidiaries thereof) receives the distribution contemplated by the RIPIC Disposition Agreement in accordance with the terms thereof.

7.3    Liens. Create, incur, assume or suffer to exist any Lien (including, for the avoidance of doubt, Liens securing Indebtedness of a Subsidiary Guarantor) upon any of its property, whether now owned or hereafter acquired, except:

(a)    Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)    deposits to secure the performance of (i) bids, trade, forward or futures contracts (other than in respect of borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) appeal bonds, as well as customary Liens related to any such surety and performance bonds including Liens on the contracts that are the subject of any such surety and performance bonds, sums payable under and property related to the performance of such contracts (including equipment, material, subcontracts and surety bonds supporting such subcontracts), and claims against subcontractors, materialmen, sureties and others in connection with such contracts.

(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members;

(f)    Liens in existence on the date hereof listed on Schedule 7.3(f) securing Indebtedness permitted by Section 7.2(d), provided that no such Lien encumbers any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)    Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(e), provided that (i) such Liens shall be created substantially simultaneously with, or within 180 days after, the applicable acquisition, construction, repair, replacement or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender on customary terms) and (iii) the amount of Indebtedness secured thereby is not increased;

(h)    any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(i)    Liens with respect to property acquired by any Group Member after the Closing Date (and not created in contemplation of such acquisition) securing Indebtedness permitted by Section 7.2(f); provided that such Liens shall extend only to the property so acquired;

(j)    Liens not otherwise permitted by this Section so long as, at the time of incurrence after giving effect thereto, the sum, without duplication, of (i) the aggregate outstanding principal amount of the Indebtedness secured thereby and (ii) the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 7.2(g) does not exceed 5% of Consolidated Total Assets determined as of the last day of the most recent fiscal quarter for which the relevant financial information is available;

(k)    Liens securing Indebtedness incurred pursuant to Section 7.2(h), provided that such Liens do not at any time encumber any property other than the property of RIPIC and its direct and indirect Subsidiaries.

7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a)    any Subsidiary of the Parent Borrower may be merged or consolidated with or into any other Group Member; provided that if either party to such merger or consolidation is a Borrower, the continuing or surviving corporation shall be a Borrower, and any Subsidiary other than a Borrower may liquidate, wind up or dissolve itself;

(b)    any Subsidiary of the Parent Borrower may consummate a merger the purpose of which is to effect a Disposition that is not prohibited by Section 7.5;

(c)    the Parent Borrower may be merged or consolidated with or into any other Person in a transaction in which the Parent Borrower is the continuing or surviving corporation; and

(d)    the Parent Borrower may be merged or consolidated with or into any other Person in a transaction in which the Parent Borrower is not the continuing or surviving corporation (such other Person, the “Surviving Entity”); provided that (i) the Surviving Entity is a corporation or limited liability company incorporated or formed under the laws of any state of the United States of America, (ii) immediately after the consummation of such transaction, the Capital Stock of the Surviving Entity shall be held, directly or indirectly, by the Persons who held the Capital Stock of the Parent Borrower immediately prior to the consummation of such transaction, in substantially the same percentages, (iii) either (x) the Surviving Entity or (y) a direct parent of the Surviving Entity that is a corporation incorporated under the laws of any state of the United States of America, shall have assumed all of the Parent Borrower’s rights and obligations under this Agreement, (iv) no Default or Event of Default shall have occurred and be continuing and (v) the Administrative Agent shall have received all documentation and other information regarding the Surviving Entity requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

7.5    Disposition of Property. Dispose of all or substantially all of the assets of the Group Members, taken as a whole.

7.6    Restricted Payments. Make any Restricted Payment unless no Default or Event of Default shall have occurred and be continuing after giving effect thereto (including, on a pro forma basis, pursuant to Section 7.1).

7.7    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent Borrower or any Subsidiary) unless such transaction is (i) (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (ii) is a Restricted Payment.

7.8    Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into for non-speculative purposes.

7.9    Changes in Fiscal Periods. Permit the fiscal year of the Parent Borrower to end on a day other than December 31 or change the Parent Borrower’s method of determining fiscal quarters.

7.10    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues (it being understood that an “equal and ratable” provision is not an agreement that imposes such a prohibition or limitation), whether now owned or hereafter acquired, securing Indebtedness and other obligations under the Loan Documents (regardless of the amount thereof), other than (a) this Agreement and the other Loan Documents, (b) restrictions contained in the documents governing any Indebtedness with a final maturity of less than one year, (c) restrictions contained in the documents governing any Subsidiary Indebtedness permitted under Section 7.2, (d) restrictions and conditions imposed by law, (e) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary, property or assets pending such Disposition, provided such restrictions and conditions apply only to such Subsidiary, property or assets, (f) restrictions and conditions contained in documentation relating to a Subsidiary acquired after the Closing Date, provided that such restriction or condition (i) existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) applies only to such Subsidiary, (g) restrictions and conditions contained in any agreement relating to Indebtedness or other obligations secured by Liens permitted under this Agreement if such restrictions and conditions apply only to the property or assets subject to such Liens, (h) customary provisions in leases, licenses and other contracts restricting or conditioning the assignment or encumbrance thereof, including, without limitation, licenses and sublicenses of patents, trademarks, copyrights and similar intellectual property rights and (i) restrictions and conditions contained in any agreement relating to Indebtedness incurred pursuant to Section 7.2(h) if such restrictions and conditions apply only to the property or assets of RIPIC and its direct and indirect Subsidiaries.

7.11    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent Borrower to (a) make any payment of a type described in the definition of “Restricted Payment” in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under, or imposed by (A) any Loan Document or (B) law; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with (x) the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or (y) the Disposition of any asset of such Subsidiary so long as the encumbrance or restriction applies only to the asset to be Disposed; (iii) restrictions and conditions contained in documentation relating to a Subsidiary acquired after the Closing Date, provided that such restriction or condition (x) existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) applies only to such Subsidiary and (iv) restrictions contained in the documents governing any Indebtedness of any Subsidiary permitted under Section  7.2.

SECTION 8.    EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)    any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)    any Borrower shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (with respect to the Parent Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or

(e)    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that the preceding clause (iii) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of any property or assets, if such sale or transfer is permitted hereunder and under the documents governing such Indebtedness; provided, further, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $100,000,000; or

(f)    (i) the Parent Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    (i) any Person shall engage in any non-exempt Prohibited Transaction involving any Plan, (ii) a determination that any Plan is, or could reasonably be expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iii) any Plan shall fail to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (iv) any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (v) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (vi) any Plan shall terminate for purposes of Title IV of ERISA, (vii) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or a determination that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)    one or more judgments or decrees shall be entered against the Parent Borrower or any Material Subsidiary at any time involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disclaimed or reserved the right to disclaim coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Parent Borrower, except as a result of a transaction permitted under Section 7.4(c); (ii) the board of directors of the Parent Borrower shall cease to consist of a majority of Continuing Directors; or (iii) any Foreign Subsidiary Borrower shall cease to be a direct or indirect Wholly Owned Subsidiary of the Parent Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Parent Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be invested in cash equivalents as directed by the Parent Borrower and reasonably acceptable to the Administrative Agent and shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Parent Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Parent Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Parent Borrower.

SECTION 9.    THE AGENTS

9.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.    Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the

Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7    Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent-Related Person”) in its capacity as such (to the extent not reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including the reasonable fees, disbursements and other charges of counsel) that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including the reasonable fees, disbursements and other charges of counsel) that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or 8(f) shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10    Documentation Agents and Syndication Agents. Neither the Documentation Agents nor Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

9.11    Acknowledgements of Lenders and Issuing Lenders. (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.11 shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such

Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Parent Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Parent Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.

9.12    Certain ERISA Matters. (a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)    The Administrative Agent, and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10.    MISCELLANEOUS

10.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any principal payment in respect of any Incremental Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment of any interest or fee payable hereunder, or increase the amount of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) extend the expiration date of any Lender’s Revolving Commitment without the written consent of each Revolving Lender directly affected thereby (it being agreed that, notwithstanding anything to the contrary in this Section 10.1, such extension may be effected without the approval of the Required Lenders); (iii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iv) with respect to a particular Facility, change the ratable allocation of payments among the Lenders under such Facility specified in Section 2.13 without the written consent of each such Lender directly affected thereby; (v) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Parent Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (except as is expressly provided for in Section 10.6(f)) or release the Parent Borrower from its obligations under Section 11 of this Agreement, in each case without the written consent of all Lenders; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, waive or modify any condition precedent set forth in Section 5.2 with respect to any extensions of credit under the Revolving Facility without the written consent of the Majority Facility Lenders under such Facility; (viii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; or (ix) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. In furtherance of clause (vii) of this Section 10.1, (i) any amendment, waiver or modification with respect to Section 7.1 or (ii) any amendment, waiver or modification of any provision of this Agreement or any other Loan Document at a time when a Default or Event of Default is in existence, and that would have the effect of eliminating such Default or Event of Default, shall in each case not be deemed to be effective for the purpose of determining whether the conditions precedent set forth in Section 5.2 to the making of any extension of credit under the Revolving Facility have been satisfied unless the Majority Facility Lenders under such Facility shall have consented to such amendment, waiver or modification.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Parent Borrower may, at its sole cost and expense, elect to replace a Non-Consenting Lender as a Lender party to this Agreement (or to replace such Non-Consenting Lender from the Facility for which consent is being sought); provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Parent Borrower and the Administrative Agent, and, with respect to assignees that are Revolving Lenders, the Issuing Lender shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b)(ii) of Section 10.6 (with the Parent Borrower paying any applicable processing and recordation fee), (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iii) the Parent Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Parent Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.15 (assuming that the Loans of such Non-Consenting Lender have been prepaid on such date rather than sold to the replacement Lender).

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Parent Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any technical and immaterial errors and omissions or correct any typographical error or other manifest error or omissions in any Loan Document. Further, the Administrative Agent and the Parent Borrower may amend, modify or supplement this Agreement or any other Loan Document in accordance with Section 2.12(b), and the Parent Borrower, with the consent of the Administrative Agent, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to make any amendments to the extent necessary to effectuate clause (B) of Section 2.12(a); provided that any such amendment shall be provided to the Lenders.

10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent Borrower and Foreign Subsidiary Borrowers:	Roper Technologies, Inc. 6901 Professional Parkway East, Suite 200 Sarasota, FL 34240 Attention: Robert T. Crisci, Chief Financial Officer Telephone: 941-556-2611 Email: rcrisci@ropertech.com

Administrative Agent	JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor L2
Chicago, IL 60603
Attention: Charitra Shetty Email: charitra.shetty@chase.com (with a copy to JPM.Agency.Servicing.1@JPMorgan.com)

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5    Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate; provided that (i) with respect to legal counsel, the Parent Borrower shall only be required to reimburse the reasonable fees and disbursements of a single law firm for the Administrative Agent and any local counsel as shall be reasonably necessary (subject to any limitations agreed to in writing by the Administrative Agent) and (ii) any written request for reimbursement shall list in reasonable detail all expenses as to which reimbursement is being requested, (b) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents related to the Loan Documents, including the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender, the Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees, (d) to the extent permitted by applicable law, (i) not to assert, and the Parent Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) not to assert, and each other party hereto agrees not to assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall relieve the Parent Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in clause (e) below, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party and (e) to pay, indemnify, and hold each Lender, Issuing Lender and Agent, and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) harmless from and against any and all Liabilities and related expenses with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents and any such other documents, including any Proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by a Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) a material breach of such Indemnitee’s obligations under the Loan Documents, and provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Parent Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all Liabilities and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Parent Borrower pursuant to this Section 10.5 shall be submitted in writing to John K. Stipancich (Telephone No. 941-556-2620) (Email: jstipancich@ropertech.com), at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) other than as is expressly provided for in Section 10.6(f), the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than to a natural person, (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)    the Parent Borrower (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Parent

Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof and a written request for such consent stating that the Parent Borrower will be deemed to have given consent to such assignment unless it shall have objected in writing within ten Business Days;

(B)    the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    in the case of any assignment of a Revolving Commitment, the Issuing Lender (such consent not to be unreasonably withheld, delayed or conditioned), provided no consent of the Issuing Lender shall be required for an assignment of all or a portion of a Revolving Commitment to a Revolving Lender.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of Term Loans) and $5,000,000 (in the case of the Revolving Loans and/or the Revolving Commitment of any Lender) unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (to be paid by the relevant Lender, except as provided in Section 2.18), provided that contemporaneous assignments to a Person and its affiliates or Approved Funds shall be deemed to be a single assignment for the purposes of this clause (B); and

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Parent Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Parent Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower or any Lender at any reasonable time, subject to reasonable advance notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than competitors of any Group Member identified by the Parent Borrower in writing to the Administrative Agent from time to time) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) and (h) (it being understood that the documentation required under Section 2.15(g) shall be delivered to the participating Lender and the information and documentation required under Section 2.15(h) will be delivered to the Parent Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    The Parent Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)    Upon at least 15 days’ advance written notice to the Administrative Agent, the Parent Borrower may assign all of its rights hereunder; provided that (i) immediately after the consummation of such transaction, the Capital Stock of the Person to whom the Parent Borrower’s rights have been assigned (the “Successor Borrower”) is held, directly or indirectly, by the Persons who held the Capital Stock of the Parent Borrower immediately prior to the consummation of such transaction, in substantially the same percentages, (ii) the Successor Borrower is a corporation incorporated under the laws of any state of the United States of America, (iii) the Successor Borrower shall own (directly or indirectly, including through Subsidiaries), at the time of such assignment, all or substantially all of the assets owned by the Parent Borrower and its Subsidiaries immediately prior to the consummation of such transaction, (iv) the Successor Borrower shall have assumed the Parent Borrower’s obligations under this Agreement and under the other Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent, (v) the Successor Borrower shall have become a party to this Agreement by executing a Joinder Agreement, (vi) no Default or Event of Default shall have occurred and be continuing at the time of such assignment and (vii) the Administrative Agent shall have received such evidence of good standing, corporate authority and the authorization of such assignment, delegation and assumption and such opinions of counsel as the Administrative Agent shall have reasonably requested.

10.7    Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility (with nothing in Section 8 being deemed to constitute such an allocation), if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the obligations owing to it under any Loan Document by any Borrower (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to any other Lender, if any, in respect of such obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of such obligations owing to each such other Lender, as shall be necessary to cause such Benefitted Lender to share the excess payment ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price returned, to the extent of such recovery, but without interest.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, to the maximum extent permitted by law, with the consent of the Required Lenders but without prior notice to any Borrower (any such notice being expressly waived by each Borrower to the extent permitted by applicable law), upon the occurrence and during the continuance of an Event of Default pursuant to Section 8(a) or Section 8(f), to set off and appropriate and apply against any amount under this Agreement then due and owing to such Lender any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8    Counterparts; Electronic Execution. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of (a) this Agreement, (b) any other Loan Document and/or (c) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Parent Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the Borrowers and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Parent Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Parent Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12    Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may, to the maximum extent permitted by law, be brought in such courts and waives, to the maximum extent permitted by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees, to the maximum extent permitted by law, not to plead or claim the same;

(c)    agrees, to the maximum extent permitted by law, that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower at its address referred to in Section 10.2;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent permitted by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13    Acknowledgements. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Group Members and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Group Members on other matters, and the relationship between the Credit Parties, on the one hand, and the Group Members, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Group Members, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Group Members rely on, any fiduciary duty to the Group Members or their affiliates on the part of the Credit Parties, (c) the Group Members are capable of evaluating and understanding, and the Group Members understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Group Members have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Group Members’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Group Members, (e) the Group Members have consulted their own legal, accounting, regulatory and tax advisors to the extent the Group Members have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Group Members, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Group Members or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Group Members or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Group Members and the Credit Parties.

10.14    Confidentiality. Each of the Administrative Agent, each Lender and each Issuing Lender agrees to keep confidential all non-public information provided to it by any Group Member, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential and use such information solely in connection with matters related to the Loan Documents; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof in connection with matters related to the Loan Documents, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) to which the Administrative Agent, such Lender or any affiliate thereof is a party, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates in connection with matters related to the Loan Documents, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than, to the knowledge of the relevant Person, in violation of this Agreement), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed in writing by the Parent Borrower in its sole discretion, to any other Person.

10.15    WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16    Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, to the maximum extent permitted by law, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)    For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

10.17    USA PATRIOT Act. Each Lender hereby notifies the Parent Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

10.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.19     Notice of Commitment Termination. The Parent Borrower hereby gives notice that it wishes to terminate the commitments under the Existing Credit Agreement effective as of the Closing Date and to prepay in full the loans outstanding thereunder on the Closing Date. Each Lender that is a party to the Existing Credit Agreement, by its execution of this Agreement, waives any requirement of prior notice set forth in the Existing Credit Agreement as a condition of the right of the Parent Borrower to terminate the commitments or to prepay the loans thereunder.

10.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 11.    GUARANTEE

11.1    Guarantee. The Parent Borrower hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely a surety, to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, transferees and assigns, the prompt and complete payment and performance by the Foreign Subsidiary Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Foreign Borrower Obligations.

(a)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Parent Borrower hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Parent Borrower under applicable federal laws, state laws or the laws of any other jurisdiction relating to the insolvency of debtors.

(b)    The guarantee contained in this Section 11 shall remain in full force and effect until such time as the Foreign Borrower Obligations (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of this Agreement any Borrower may be free from any obligations; provided that at such time as the Foreign Borrower Obligations (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the guarantee and all obligations (other than those expressly stated to survive such termination) of the Parent Borrower under this Section 11 shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)    No payment made by any Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Foreign Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent Borrower hereunder which shall, notwithstanding any such payment (other than any payment made by the Parent Borrower in respect of the Foreign Borrower Obligations or any payment received or collected from the Parent Borrower in respect of the Foreign Borrower Obligations), remain liable for the Foreign Borrower Obligations until such time as the Foreign Borrower Obligations (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding.

11.2    No Subrogation. Notwithstanding any payment made by the Parent Borrower hereunder or any set-off or application of funds of the Parent Borrower by the Administrative Agent or any Lender, the Parent Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Foreign Subsidiary Borrower or right of offset held by the Administrative Agent or any Lender for the payment of the Foreign Borrower Obligations, nor shall the Parent Borrower seek or be entitled to seek any contribution or reimbursement from any Foreign Subsidiary Borrower in respect of payments made by the Parent Borrower hereunder, until, in each case, Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding. If any amount shall be paid to the Parent Borrower on account of such subrogation rights at any time when all of the Foreign Borrower Obligations (other than contingent indemnification obligations) shall not have been paid in full, such amount shall be held by the Parent Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Parent Borrower, and shall, forthwith upon receipt by the Parent Borrower, be turned over to the Administrative Agent in the exact form received by the Parent Borrower (duly indorsed by the Parent Borrower to the Administrative Agent, if required), to be applied against the Foreign Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

11.3    Amendments, etc. with Respect to the Foreign Borrower Obligations. The Parent Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Parent Borrower and without notice to or further assent by the Parent Borrower, any demand for payment of any of the Foreign Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Foreign Borrower Obligations continued, and the Foreign Borrower Obligations, or the liability of any other Person upon or for any part thereof, or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Foreign Borrower Obligations may be sold, exchanged, waived, surrendered or released.

11.4    Guarantee Absolute and Unconditional. To the fullest extent permitted by law, the Parent Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Foreign Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 11 or acceptance of the guarantee contained in this Section 11; the Foreign Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 11; and all dealings between the Foreign Subsidiary Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 11. The Parent Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Foreign Subsidiary Borrower with respect to the Foreign Borrower Obligations. The Parent Borrower understands and agrees that to the fullest extent permitted by law, the guarantee contained in this Section 11 shall be construed as a continuing, absolute and unconditional guarantee of payment, and not merely of collection, without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Foreign Borrower Obligations or any other guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Foreign Subsidiary

Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Foreign Subsidiary Borrower or the Parent Borrower as guarantor hereunder) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Foreign Subsidiary Borrower for the Foreign Borrower Obligations, or of the Parent Borrower under the guarantee contained in this Section 11, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Parent Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Person (including by way of any right of offset), and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Person or to exercise any such right of offset, or any release of any other Person or failure to exercise any such right of offset, shall not relieve the Parent Borrower of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Parent Borrower. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

11.5    Reinstatement. The guarantee contained in this Section 11 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Foreign Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Foreign Subsidiary Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Foreign Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

11.6    Payments. The Parent Borrower hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

11.7    Subsidiary Guarantors. The Parent Borrower may at any time make any Domestic Subsidiary that is a Wholly Owned Subsidiary a Subsidiary Guarantor upon satisfaction of the conditions specified in this Section 11.7, in which case such Subsidiary shall for all purposes be a Subsidiary Guarantor hereunder. A Domestic Subsidiary that is a Wholly Owned Subsidiary shall become a Subsidiary Guarantor upon delivery to the Administrative Agent of:

(a)    a Subsidiary Guarantee (or, if applicable, a joinder to an existing Subsidiary Guarantee in substantially the form attached to such Subsidiary Guarantee), executed and delivered by such Domestic Subsidiary;

(b)    a certificate of such Domestic Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments; and

(c)    a customary legal opinion of counsel to such Domestic Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ROPER TECHNOLOGIES, INC., as Parent Borrower

By:	/s/ John Stipancich
Name: John Stipancich Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Sean Bodkin
Name: Sean Bodkin Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A,, as a Lender

By:	/s/ Erron Powers
Name: Erron Powers Title: Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A,, as a Lender

By:	/s/ Matt Perrizo
Name: Matt Perrizo Title: Director

[Signature Page to Credit Agreement]

MIZUHO BANK LTD., as a Lender

By:	/s/ Donna Demagistris
Name: Donna Demagistris Title: Executive Director

[Signature Page to Credit Agreement]

MUFG BANK LTD,, as a Lender

By:	/s/ Lillian Kim
Name: Lillian Kim Title: Director

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Catherine Devlin
Name: Catherine Devlin Title: Vice President

[Signature Page to Credit Agreement]

TD BANK, N.A,, as a Lender

By:	/s/ Bernadette Collins
Name: Bernadette Collins Title: Senior Vice President

[Signature Page to Credit Agreement]

TRUIST BANK, N.A,, as a Lender

By:	/s/ Jim C. Wright
Name: Jim C. Wright Title: Vice President

[Signature Page to Credit Agreement]

US BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lukas Coleman
Name: Lukas Coleman Title: Vice President

[Signature Page to Credit Agreement]

ING BANK N.V., DUBLIN BRANCH, as a Lender

By:	/s/ Cormac Langford
Name: Cormac Langford Title: Director

By:	/s/ Ciaran Dunne
Name: Ciaran Dunne Title: Managing Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Matthew Lok Kan Cheung
Name: Matthew Lok Kan Cheung Title: Vice President, Corporate Client Group (Finance)

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Khrystyna Manko
Name: Khrystyna Manko Title: Director

[Signature Page to Credit Agreement]

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ Dan Beckwith
Name: Dan Beckwith Title: Director

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Douglas M. Kennedy
Name: Douglas M. Kennedy Title: SVP

[Signature Page to Credit Agreement]

COMERICA BANK, as a Lender

By:	/s/ Gerald R. Finney, Jr.
Name: Gerald R. Finney, Jr. Title: Senior Vice President

[Signature Page to Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Scott Pritchett
Name: Scott Pritchett Title: Assistant Vice President

[Signature Page to Credit Agreement]

Schedule 1.1A Commitments

Lender	Revolving Commitment	L/C Commitment
JPMorgan Chase Bank, N.A.	$310,000,000.00	$50,000,000.00
Bank of America, N.A.	$310,000,000.00	$50,000,000.00
Wells Fargo Bank, N.A.	$310,000,000.00	$50,000,000.00
Mizuho Bank, Ltd.	$235,000,000.00
MUFG Bank, Ltd.	$235,000,000.00
PNC Bank, National Association	$235,000,000.00
TD Bank, N.A.	$235,000,000.00
Truist Bank	$235,000,000.00
U.S. Bank, National Association	$235,000,000.00
BNP Paribas	$165,000,000.00
ING Bank N.V., Dublin Branch	$165,000,000.00
Royal Bank of Canada	$165,000,000.00
The Bank of Nova Scotia	$165,000,000.00
BMO Harris Bank, N.A.	$125,000,000.00
Citizens Bank, N.A.	$125,000,000.00
Comerica Bank	$125,000,000.00
The Huntington National Bank	$125,000,000.00
Total	$3,500,000,000.00	$150,000,000.00

Schedule 3.1 Outstanding Letters of Credit

JPM Lc Ref	Beneficiary	Applicant	Expiry Date	USD Amount
CPCS-156085	state bank of india	AC Analytical Controls BV	06/30/2024	1,347.33
CPCS-202704	JPMORGAN CHASE BANK, N.A.	COMPRESSOR CONTROLS Corporation	07/27/2023	399,252.30
CPCS-210033	natixis	alpha technologies uk	03/05/2023	2,093.65
CPCS-213585	JPMORGAN CHASE BANK (CHINA) CO LTD	ac analytical controls bv	11/30/2022	4,945.00
CPCS-216161	NATIONAL BANK OF KUWAIT	COMPRESSOR CONTROLS Corporation	01/15/2023	365,206.00
CPCS-354914	JPMORGAN CHASE BANK (CHINA)	AC ANALYTICAL CONTROLS BV	05/30/2023	5,691.40
CPCS-375157	AIRPORT COMMISSION	TransCore LP	10/31/2022	3,000,000.00
CPCS-379889	JPMORGAN CHASE BANK (CHINA) COMPANY	AC ANALYTICAL CONTROLS BV	0/30/2023	4,942.50
CPCS-434573	tdc pointe, llc	Aderant North America Inc.	11/01/2022	261,400.00
CPCS-434574	XL Specialty Insurance Company	ROPER TECHNOLOGIES, INC.	04/30/2023	3,416,000.00
CPCS-789770	banco popular espanol	LOGITECH LTD	01/30/2023	2,710.22
CPCS-818716	JPMORGAN CHASE BANK, N.A.	TransCore LP	12/01/2022	4,572,692.89
CPCS-832709	JPMORGAN CHASE BANK, N.A.	TransCore LP	12/12/2022	816,984.09
CPCS-866455	iowa economic development authority	civco medical instruments co., inc	01/17/2023	100,000.00
CPCS-893055	601 w. companies llc and, brickell	strata decision technology, llc	10/31/2022	650,000.00
CPCS-894368	CREDITO ITALIANO SPA	COMPRESSOR CONTROLS Corporation	04/30/2023	14,671.30
CPCS-913825	JPMORGAN CHASE BANK (CHINA)	ac analytical controls bv	01/31/2023	4,358.00
CPCS-939983	JPMORGAN CHASE BANK, N.A.	COMPRESSOR CONTROLS Corporation	05/30/2023	880,172.20
CPCS-941414	JPMORGAN CHASE BANK, N.A., SYDNEY	SUNQUEST INFORMATION SYSTEMS PTY.	10/10/2022	0.00
D-246382	ZURICH AMERICAN INSURANCE COMPANY	ROPER INDUSTRIES, INC.	04/01/2023	75,000.00
D-246419	NATIONAL UNION FIRE INSURANCE	ROPER INDUSTRIES, INC	04/01/2023	466,662.00
NUSCGS001709	Cryostar S.A.S.	COMPRESSOR CONTROLS Corporation	12/31/2022	25,569.98
NUSCGS018546	JPMORGAN CHASE BANK, N.A.	COMPRESSOR CONTROLS Corporation	04/30/2023	71,198.75
NUSCGS018757	BBK	COMPRESSOR CONTROLS Corporation	10/31/2023	103,799.99
NUSCGS018806	GREENWICH PARK, LLC	VERTAFORE, INC.	09/08/2023	125,000.00
NUSCGS018809	MFS Park East LLC	ROPER TECHNOLOGIES, INC.	05/30/2023	360,000.00
NUSCGS018810	CASTO CENTER POINT OFFICE, LLC	ROPER TECHNOLOGIES, INC.	03/31/2023	4,951,000.00
NUSCGS024813	BANCO JP MORGAN S.A	ROPER BRASIL COMERCIO E PROMOCAO	11/08/2022	30,572.57
NUSCGS025205	STATE BANK OF INDIA	PETROLEUM ANALYZER COMPANY, LP	08/01/2022	20,097.00
NUSCGS027709	DEUTSCHE BANK AG	COMPRESSOR CONTROLS Corporation	07/30/2022	0.00
NUSCGS027712	BBK	COMPRESSOR CONTROLS Corporation	11/30/2023	114,008.00
NUSCGS027938	STATE BANK OF INDIA	COMPRESSOR CONTROLS Corporation	06/30/2023	10,700.00
NUSCGS028154	AIBEL A/S	COMPRESSOR CONTROLS Corporation	03/24/2023	73,942.40
NUSCGS028160	DEUTSCHE BANK AG	COMPRESSOR CONTROLS Corporation	01/03/2025	104,690.20
NUSCGS028731	STATE BANK OF INDIA	phase analyzer company ltd	09/30/2022	8,115.00
NUSCGS030709	JPMORGAN CHASE BANK, N.A.	USON LTD	12/31/2023	121,730.00
NUSCGS031149	AXIS BANK LTD	Alpha Technologies Services LLC	04/17/2023	6,900.00
NUSCGS031245	JPMORGAN CHASE BANK, N.A.	ZETEC, INC.	0/10/2022	2,392.00
NUSCGS031452	DEUTSCHE BANK AG	COMPRESSOR CONTROLS Corporation	04/30/2023	63,385.90
NUSCGS031698	Samsung Engineering Company Ltd.	COMPRESSOR CONTROLS Corporation	11/27/2022	228,109.00
NUSCGS031701	NORDEA BANK LTD	COMPRESSOR CONTROLS Corporation	03/31/2023	34,503.86
NUSCGS032106	IDBI BANK LIMITED	Roper Industries Manufacturing	08/28/2023	7,327.00
NUSCGS034117	STATE BANK OF INDIA	PHASE ANALYZER COMPANY LTD	09/20/2023	4,419.36
NUSCGS034820	JPMORGAN CHASE BANK, N.A., SEOUL	ZETEC, INC.	07/28/2022	11,118.19
NUSCGS034821	JPMORGAN CHASE BANK, N.A.	ZETEC, INC.	08/17/2022	18,607.78
NUSCGS034823	JPMORGAN CHASE BANK, N.A.	ZETEC, INC.	04/30/2023	93,267.55
NUSCGS034824	JPMORGAN CHASE BANK, N.A.	ZETEC, INC.	09/30/2022	20,239.33
NUSCGS034825	JPMORGAN CHASE BANK, N.A.	ZETEC, INC.	11/25/2022	21,455.59
NUSCGS034977	COMMERZBANK AG	COMPRESSOR CONTROLS Corporation	01/30/2023	118,550.50
NUSCGS034978	COMMERZBANK AG	COMPRESSOR CONTROLS Corporation	12/30/2022	237,100.99
NUSCGS034981	DEUTSCHE BANK AG	COMPRESSOR CONTROLS Corporation	04/30/2023	48,338.39
NUSCGS035167	SOCIETE GENERALE	COMPRESSOR CONTROLS Corporation	06/30/2025	43,489.92
NUSCGS035173	MORITANI AMERICA	COMPRESSOR CONTROLS Corporation	07/30/2023	558,040.00
NUSCGS035174	DEUTSCHE BANK AG	COMPRESSOR CONTROLS Corporation	11/30/2024	42,235.06
NUSCGS035175	MORITANI AMERICA	COMPRESSOR CONTROLS Corporation	07/30/2023	837,060.00
NUSCGS035316	JPMORGAN CHASE BANK, N.A.	ZETEC, INC.	12/15/2022	12,004.26
NUSCGS035319	JPMORGAN CHASE BANK, N.A.	ZETEC, INC.	02/20/2023	8,767.78
NUSCGS035320	JPMORGAN CHASE BANK, N.A., SEOUL	ZETEC, INC.	02/20/2023	57,670.77
NUSCGS035321	JPMORGAN CHASE BANK, N.A.	ZETEC, INC.	02/15/2023	8,067.55
NUSCGS035322	JPMORGAN CHASE BANK, N.A.	ZETEC, INC.	03/17/2023	9,223.57
NUSCGS035323	JPMORGAN CHASE BANK, N.A., SEOUL	ZETEC, INC.	08/31/2023	65,835.77
NUSCGS035324	JPMORGAN CHASE BANK, N.A.	ZETEC, INC.	06/29/2023	47,651.25
NUSCGS035325	BANCO DE GALICIA Y BUENOS AIRES	ZETEC, INC.	01/21/2023	26,485.25

NUSCGS036372	STATE BANK OF INDIA	Phase Analyzer Company ltd	06/30/2025	7,980.00
NUSCGS036838	JPMORGAN CHASE BANK, N.A.	STRUERS LIMITED	04/15/2023	75,472.60
NUSCGS036958	MARSHALL COUNTY GAS DISTRICT	STRATEGIC HEALTHCARE PROGRAMS, LLC	04/29/2023	2,000.00
NUSCGS036959	MUNICIPAL UTILITIES BOARD OF	TEAM TSI CORPORATION	04/29/2023	5,300.00
NUSCGS038947	ESENTTIA S.A.	COMPRESSOR CONTROLS Corporation	01/19/2023	40,969.40
NUSCGS038948	DEUTSCHE BANK AG	COMPRESSOR CONTROLS Corporation	07/30/2023	93,268.68
NUSCGS038949	DEUTSCHE BANK AG	COMPRESSOR CONTROLS Corporation	07/30/2023	293,077.64
NUSCGS038950	DEUTSCHE BANK AG	COMPRESSOR CONTROLS Corporation	07/30/2023	231,807.79
NUSCGS038951	PIPELINE INFRASTRUCTURE LIMITED	COMPRESSOR CONTROLS Corporation	08/31/2023	67,000.00
NUSCGS038952	DEUTSCHE BANK AG	COMPRESSOR CONTROLS Corporation	08/30/2022	122,212.98
NUSCGS038954	CREDIT SUISSE (SCHWEIZ) AG	COMPRESSOR CONTROLS Corporation	07/30/2022	278,438.71
NUSCGS038955	MORITANI AMERICA	COMPRESSOR CONTROLS Corporation	08/30/2023	123,850.20
NUSCGS038956	MORITANI AMERICA	COMPRESSOR CONTROLS Corporation	12/30/2022	123,850.20
NUSCGS039217	MORITANI AMERICA	COMPRESSOR CONTROLS Corporation	03/01/2024	82,525.40
NUSCGS039218	MORITANI AMERICA	COMPRESSOR CONTROLS Corporation	08/30/2024	123,850.20
NUSCGS039219	CREDIT SUISSE (SCHWEIZ) AG	COMPRESSOR CONTROLS Corporation	01/30/2024	139,219.36
NUSCGS039220	DEUTSCHE BANK AG	COMPRESSOR CONTROLS Corporation	12/30/2022	366,638.93
NUSCGS041671	JPMORGAN CHASE BANK, N.A.	STRUERS LIMITED	07/31/2022	0.00
NUSCGS043732	BANK OF CHINA	Roper Industries Manufacturing	02/14/2024	2,156.35
NUSCGS043772	JPMORGAN CHASE BANK, N.A., SYDNEY	Verathon Medical (Australia) Pty	06/30/2023	91,037.24
TDTS-208937	National bank of Kuwait, SAK	COMPRESSOR CONTROLS Corporation	07/15/2023	464,605.61
TPTS-331646	jpmorgan chase bank, n.a.	ROPER INDUSTRIES, LTD	06/22/2023	73,038.00
TPTS-644171	JPMORGAN CHASE BANK, N.A.	COMPRESSOR CONTROLS Corporation	01/15/2023	42,492.92
TPTS-693533	ORLANDO-ORANGE COUNTY	TransCore LP	07/12/2023	1,000,000.00
TPTS-696819	RIYAD BANK LTD.	PAC LP	05/15/2023	51,168.96

Schedule 4.4 Consents, Authorizations, Filings and Notices

None.

Schedule 4.6 Litigation

None.

Schedule 4.14 Subsidiaries

Name of Subsidiary (100% owned (either directly or indirectly) unless otherwise noted)	Jurisdiction of Incorporation/ Organization
AC Analytical Controls B.V.	Netherlands
AC Analytical Controls Holding B.V.	Netherlands
AC Analytical Controls Services B.V.	Netherlands
Acumen PM, LLC	Texas
Aderant Canada Company	Canada
Aderant Holdings, Inc.	Delaware
Aderant International Holdings LLC	Delaware
Aderant Legal (UK) Limited	United Kingdom
Aderant Legal Holdings (AUS) Pty Ltd	Australia
Aderant Legal Holdings (NZ) ULC	New Zealand
Aderant Legal Holdings, Inc.	Delaware
Aderant North America, Inc.	Florida
Aderant Parent Holdings, Inc.	Delaware
Advanced Sensors Limited	United Kingdom
Alpha Holdings of Delaware I LLC	Delaware
Alpha Holdings of Delaware II LLC	Delaware
Alpha Technologies GmbH	Germany
Alpha Technologies Japan LLC	Delaware
Alpha Technologies Services LLC	Delaware
Alpha Technologies U.K.	United Kingdom
Alpha Technologies, s.r.o.	Czech Republic
Alpha Trust LLC	Delaware
Alpha UK Holdings LLC	Delaware
Amot Controls GmbH	Germany
Amot Controls LLC	Delaware
Amot/Metrix Investment Company LLC	Delaware
Amphire Solutions, Inc.	Delaware
Archisnapper BV	Belgium
Ascension Technology Corporation	Delaware
Assureweb Limited	United Kingdom
Atlantic Health Partners, Inc.	Delaware
C/S Solutions, Inc.	California
CBORD Holdings Corp.	Delaware
CCSI Holding Company, Inc.	Delaware
Centurion Research Solutions, LLC	Virginia
Civco Holding, Inc.	Delaware
Civco Medical Instruments Co., Inc.	Iowa

Clinisys Diagnostic Solutions Ireland	Ireland
Clinisys Group Limited	United Kingdom
Clinisys Scotland Limited	United Kingdom
Clinisys Solutions Limited	United Kingdom
CliniSys, Inc.	Pennsylvania
Cointec Ingenieros y Consultores, S.L.	Spain
Common Cents Systems, Inc.	Tennessee
Compressor Controls (Beijing) Corporation Ltd.	China
Compressor Controls Corporation B.V.	Netherlands
Compressor Controls Corporation Middle East	Delaware
Compressor Controls Corporation S.r.l.	Italy
Compressor Controls LLC	Iowa
Compressor Controls Mauritius Ltd.	Mauritius
Compressor Controls Pty Ltd.	Australia
Compressor Controls Saudi Arabia, LLC	Kingdom of Saudi Arabia
ConstructConnect Canada, Inc.	Canada
ConstructConnect, Inc.	Delaware
Cornell Pump Company LLC	Delaware
Dash I, Inc.	Delaware
DAT Solutions, LLC	Delaware
Data Innovations Canada Ltd.	Canada
Data Innovations Cooperatief U.A.	Netherlands
Data Innovations Europe S.A.	Belgium
Data Innovations Latin America Ltda	Brazil
Data Innovations LLC	Delaware
DATSolutions Private Limited	India
Dawning Technologies, LLC	Delaware
DCMH Group Holdings, Inc.	Delaware
DCMH Group Holdings, LLC	Delaware
DCMH Holdings, Inc.	Delaware
Deltek Ajera Inc.	Oregon
Deltek Asia Pacific (HK) Limited	Hong Kong
Deltek Australia Pty Ltd.	Australia
Deltek Danmark A/S	Denmark
Deltek France SAS	France
Deltek GB Limited	United Kingdom
Deltek GmbH	Germany
Deltek Nederland B.V.	Netherlands
Deltek Netherlands B.V.	Netherlands
Deltek Norge AS	Norway
Deltek Sverige AB	Sweden

Deltek Systems (Canada), Inc.	Canada
Deltek Systems (Philippines) Ltd.	Virginia
Deltek WST LLC	Texas
Deltek, Inc.	Delaware
Deltek, TNSCore Holdings, LLC	Delaware
DI Dutch Holdings LLC	Delaware
DI Hong Kong Limited	Hong Kong
Dominion I, Inc.	Delaware
Dynamic Instruments LLC	California
Dynisco Enterprises GmbH	Germany
Dynisco Enterprises, LLC	Delaware
Dynisco Europe GmbH	Germany
Dynisco Holding GmbH	Germany
Dynisco Instruments LLC	Delaware
Dynisco Instruments S.a.r.l.	France
Dynisco LLC	Delaware
Dynisco Parent, Inc.	Delaware
Dynisco S.r.l.	Italy
Dynisco –Viatran (M) Sdn Bhd	Malaysia
Dynisco Viatran LLC	Delaware
Dynisco-Viatran Instrument Sdn Bhd	Malaysia
Fluid Metering, Inc.	Delaware
FMS Purchasing & Services, Inc.	Florida
Foodlink Holdings, Inc.	California
Foodlink IT India Private Limited	India
Foundry Visionmongers (Ireland) Limited	Ireland
FSI Holdings, Inc.	Virginia
FTI Flow Technology LLC	Delaware
Getloaded Corporation	Delaware
Handshake Software, Inc.	Georgia
Hansco Automatisering B.V.	Netherlands
Hansen Technologies LLC	Illinios
Hardy Process Solutions LLC	California
Horizon Lab Systems, LLC	Wisconsin
Horizon Software International, LLC	Georgia
HRsmart Canada Inc.	Canada
HRsmart France SAS	France
HRsmart Germany GmbH	Germany
HRsmart International	Cayman Islands
HRsmart International Holdings LLC	Texas
HRsmart Mexico	Mexico

HRsmart SA (Pty) Ltd.	South Africa
HRsmart Talent Management Solutions Europe Limited	United Kingdom
HRsmart Ventures LLC	Texas
HRsmart, Inc.	Delaware
Industrial Products Investment Company	Delaware
Innovative Product Achievements, LLC	Delaware
Inovonics Corporation	Colorado
INPUT, Inc.	Delaware
Instill Corporation	Delaware
IntelliTrans Limited	United Kingdom
Intellitrans Sweden AB	Sweden
Intellitrans, LLC	Delaware
iPipeline (TCP) Limited	United Kingdom
iPipeline Canada Inc	Quebec
iPipeline Co., Ltd.	Japan
iPipeline Holdings, Inc	Delaware
iPipeline Limited	United Kingdom
iPipeline, Inc	Delaware
ISL Finance SAS	France
ISL Holding, SAS	France
ISL Scientifique de Laboratorie—ISL, S.A.S.	France
iSqFt Holdings, Inc.	Delaware
iSqFt Parent Corporation	Delaware
iSqFt Sub, Inc.	Delaware
iTradeNetwork, Inc.	Delaware
Job Access LTDA	Brazil
Link Logistics Holding LLC	Delaware
Loadlink Technologies Corporation	Canada
Logitech Limited	United Kingdom
Managed Health Care Associates, Inc.	Delaware
MED Professional Services, LLC	Delaware
Medical Information Professional Systems NV	Belgium
Medina Acquisition LLC	Delaware
Metrix Instrument Co., L.P.	Delaware
MGA Systems, Inc.	New York
MGA Systems Holdings, Inc.	Delaware
MHA Long Term Care Network, Inc.	Delaware
MHA Long Term Care Services, Inc.	Delaware
MIPS Austria GesmbH	Austria
MIPS Deutschland GmbH	Germany
MIPS France Sarl	France

MIPS Nederland B.V.	Netherlands
MIPS Schweiz AG	Switzerland
MIPS Software Iberica SL	Spain
Navigator Group Purchasing, Inc.	Tennessee
NDI Europe GmbH	Germany
Neptune Technology Group (Canada) Co.	Canada
Neptune Technology Group Inc.	Delaware
Neptune Technology Group Mexico S.de R.L. de C.V.	Mexico
Neptune Technology Group Services Inc.	Delaware
New RH LP	United Kingdom
Netrate Holdings, Inc.	Delaware
Netrate Systems, Inc.	Michigan
Nippon Roper K.K.	Japan
Northern Digital Inc.	Canada
Omega Legal Systems, Inc.	Arizona
PAC (Shanghai) Co. Ltd.	China
PAC Denmark ApS	Netherlands
PAC GmbH	Germany
PAC Instruments (Thailand) Company Limited	Thailand
PAC Instruments Asia PTE. Ltd.	Singapore
PB Bidco Limited	United Kingdom
PB Holdco Limited	United Kingdom
PB Midco Limited	United Kingdom
PB Topco Limited	United Kingdom
Petroleum Analyzer Company L.P.	Delaware
PGP UK Limited	Scotland
Phase Analyzer Company Ltd.	Canada
PowerPlan Canada ULC	Canada
PowerPlan Holdings Inc.	Delaware
PowerPlan Inc.	Delaware
PowerPlan Intermediate Holdings Inc.	Delaware
PowerPlan Operations ANZ Pty Ltd	Australia
PowerPlan Operations Ltd.	United Kingdom
Project Diamond Intermediate Holdings Corporation	Delaware
Project Torque Intermediate Holdings Inc.	Delaware
Project Viking Holdings, Inc.	Delaware
Project Viking Intermediate, LLC	Delaware
Project Vision Merger Sub II Inc.	Delaware
QSC 1208 Limited	United Kingdom
QSC 1209 Limited	United Kingdom
Rebate Tracking Group, LLC	Florida

RF IDeas, Inc.	Delaware
RI Marketing India Private Limited	India
RIHL Holding LLC	Delaware
RIL Holding Limited	United Kingdom
RIPIC Holdco Inc.	Delaware
RIPIC Equity, LLC	Delaware
RIPIC Holdings, LLC	Delaware
RMT, Inc.	Arizona
Roda Deaco Valve Inc.	Canada
Roper Acquisitions Holdings Inc.	Delaware
Roper Asia Pte Ltd.	Singapore
Roper Brasil Comercio E Promocao De Productos E Servicos LTDA	Brazil
Roper Brazil Holdings LLC	Delaware
Roper Canada UK Limited	United Kingdom
Roper Denmark UK Limited	United Kingdom
Roper Engineering s.r.o.	Czech Republic
Roper EUR Pte. Ltd.	Singapore
Roper Europe GmbH	Germany
Roper Germany GmbH	Germany
Roper Germany GmbH & Co. KG	Germany
Roper GM Denmark Holdings ApS	Denmark
Roper Holdings Limited	United Kingdom
Roper IH LLC	Delaware
Roper Industrial Products Investment Company LLC	Delaware
Roper Industries Denmark ApS	Denmark
Roper Industries Deutschland GmbH	Germany
Roper Industries Limited	United Kingdom
Roper Industries Manufacturing (Shanghai) Co., Ltd.	China
Roper Industries Mauritius Ltd.	Mauritius
Roper Industries UK Limited	United Kingdom
Roper Industries, Inc.	Delaware
Roper International Holding Limited	United Kingdom
Roper International Holding SCS	Luxembourg
Roper International Holding, Inc.	Delaware
Roper LLC	Russian Federation
Roper Luxembourg Finance S.a.r.l.	Luxembourg
Roper Luxembourg S.a.r.l.	Luxembourg
Roper Middle East Ltd. FZCO	Dubai (FZCO)
Roper NL1 UK Limited	United Kingdom
Roper NL2 UK Limited	United Kingdom
Roper Operations Company I, LLC	Delaware

Roper Operations Company II, LLC	Delaware
Roper Pte Holdings LLC	Delaware
Roper Pte. Ltd.	Singapore
Roper Pump Company LLC	Delaware
Roper RC Limited	United Kingdom
Roper Scientific B.V.	Netherlands
Roper Scientific SAS	France
Roper Scot LP	United Kingdom
Roper Singapore Holding LLC	Delaware
Roper Southeast Asia LLC	Delaware
Roper Swiss Finance GmbH	Switzerland
Roper T1 LLC	Delaware
Roper T1000 Corp.	Delaware
Roper T2 LLC	Delaware
Roper Tech. Middle East Ltd. FZCO	Dubai (FZCO)
Roper Technologies (Ireland) Limited	Ireland
Roper UK 2 Limited	United Kingdom
Roper UK Holdings LLC	Delaware
Roper UK Investments Limited	United Kingdom
Roper UK, Ltd.	United Kingdom
Roper-Mex, L.P.	Delaware
Ropintassco Holdings, L.P.	Delaware
RT Merger Sub, Inc.	Delaware
Shanghai Roper Industries Trading Co., Ltd.	China
SHP Group Holdings, Inc.	Delaware
Societe de Distribution de Logiciels Medicaux	France
Softwriters Holdings, Inc.	Delaware
SoftWriters, Inc.	Delaware
Sohnar Pty Ltd	Australia
Star Purchasing Services, LLC	Wisconsin
Strata Acquisition Subsidiary, Inc.	Delaware
Strata Decision Technology India Private Limited	India
Strata Decision Technology LLC	Illinios
Strata Parallel II Inc.	Delaware
Strategic Healthcare Programs Blocker 2, Inc.	Delaware
Strategic Healthcare Programs Blocker LLC	Delaware
Strategic Healthcare Programs Holdings, LLC	Delaware
Strategic Healthcare Programs, L.L.C.	Delaware
Struers (Shanghai) International Trading Ltd.	China
Struers A/S	Denmark
Struers GmbH	Germany

Struers K.K.	Japan
Struers Limited	Canada
Struers Limited	United Kingdom
Struers LLC	Delaware
Struers SAS	France
Sunquest Europe Limited	United Kingdom
Sunquest Holdings, Inc.	Delaware
Sunquest Information Systems (Europe) Limited	United Kingdom
Sunquest Information Systems (India) Private Limited	India
Sunquest Information Systems (International) Limited	United Kingdom
Sunquest Information Systems Pty Ltd	Australia
Sunquest LIMS LLC	Delaware
Technolog Group Limited	United Kingdom
Technolog Holdings Ltd.	United Kingdom
Technolog Limited	United Kingdom
Technolog SARL	France
The CBORD Group, Inc.	Delaware
The Foundry USCo, Inc.	Delaware
The Foundry Visionmongers Ltd.	United Kingdom
The Tidewater Healthcare Shared Services Group, Inc.	Pennsylvania
The Washington Management Group, Inc.	District of Columbia
TLP Holdings, LLC	Delaware
Torque Acquisition Holdco Inc.	Delaware
Transcore Atlantic, Inc.	Delaware
Transcore CNUS, Inc.	Delaware
Transcore Holdings, Inc.	Delaware
Transcore ITS, LLC	Delaware
Transcore Partners, LLC	Delaware
Transcore, LP	Delaware
Tree Dist Co (UK) Limited	United Kingdom
Tree Midco, LLC	Delaware
Trinity Integrated Systems Limited	United Kingdom
UHF Purchasing Services, LLC	Delaware
Union Square Software (International) Limited	United Kingdom
Union Square Software Inc.	Canada
Union Square Software Limited	United Kingdom
Union Square Software Pty	Australia
Uson L.P.	Delaware
Uson Limited	United Kingdom
Utilitec Limited	United Kingdom
Utilitec Services Limited	United Kingdom

Utility Data Services Limited	United Kingdom
Verathon Canada Holdings, Inc.	Delaware
Verathon Holdings (Delaware) Inc.	Delaware
Verathon Inc.	Washington
Verathon Medical (Australia) Pty Limited	Australia
Verathon Medical (Canada) ULC	Canada
Verathon Medical (Europe) B.V.	Netherlands
Verathon Medical (France) SARL	France
Verathon Medical (Hong Kong) Limited	Hong Kong
Verathon Medical (Japan) K.K.	Japan
Verathon Medical (UK) Ltd.	United Kingdom
Vertafore Canada, Inc.	Canada
Vertafore India Private Limited	India
Vertafore, Inc.	Delaware
Viatran Corporation	New York
Walter Herzog GmbH	Germany
WorkBook APAC Ltd.	Vietnam
Workbook Software A/S	Denmark
Zetec (Shanghai) Co., Ltd.	China

Schedule 4.16 Environmental Matters

None.

Schedule 7.2(d) Existing Indebtedness

PAC Shanghai Co. Ltd. Borrowing Facility at Bank of Tokyo Mitsubishi (MUFG)

19,904,696.5 RMB outstanding – Facility limit is 40,000,000 RMB

Schedule 7.3(f) Existing Liens

Liens securing Indebtedness set forth on Schedule 7.2(d)